UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐  Soliciting Material Pursuant to § 240.14a-12

HYPERCOM CORPORATION
(Name of Registrant as Specified In Its Charter)

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2851 West Kathleen Road
Phoenix, Arizona 85053

April 30, 2008

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend Hypercom Corporation’s Annual Meeting of Stockholders at 9:00 am on Thursday, June 5, 2008 at Hypercom’s corporate headquarters in Phoenix, Arizona. Information regarding the annual meeting is presented on the following pages.

In addition to the formal items of business to be brought before the annual meeting, you will have an opportunity to hear a report by Hypercom’s management regarding your company. You will also have an opportunity to direct your questions to our management team.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please indicate your voting instructions and sign, date and mail the enclosed proxy card. A postage-paid return envelope for your proxy card is enclosed, or you may vote your shares by proxy by using the telephone or Internet as described on the proxy card.

If you are unable to attend the annual meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the website shortly after the conclusion of the annual meeting.

Thank you for your continued support of Hypercom. I look forward to seeing you on June 5th.

Sincerely

Philippe Tartavull
Chief Executive Officer and President

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

What:	Hypercom Corporation 2008 Annual Meeting of Stockholders

When:	June 5, 2008, at 9:00 a.m., Phoenix time

Where:	Hypercom Corporation Headquarters 2851 West Kathleen Road Phoenix, Arizona 85053

Why:	At the annual meeting, stockholders will act on the following matters:

• Election of three directors, each for a term of two years;

• Approval of a new employee stock purchase plan to replace our existing plan;

• Ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2008; and

• Any other matters that properly come before the annual meeting.

Only stockholders of record at the close of business on April 28, 2008 are entitled to vote at the annual meeting or any postponement or adjournment of the annual meeting. We have enclosed a copy of our Annual Report to Stockholders covering the fiscal year ended December 31, 2007, which includes audited financial statements, and our proxy statement.

All stockholders are encouraged to attend the annual meeting. However, if you cannot attend the annual meeting in person, please promptly register your vote to ensure you are represented at the annual meeting.

Please vote as soon as possible. We have enclosed a postage-paid envelope for your convenience if you choose to use the enclosed proxy card.

If you attend the annual meeting, you may still vote in person at the annual meeting even if you previously returned or voted a proxy.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:00 a.m. Parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

By Order of the Board of Directors,

Douglas J. Reich
Corporate Secretary

Phoenix, Arizona
April 30, 2008

YOUR VOTE IS IMPORTANT.

In order to assure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope. You may also authorize a proxy to vote your shares by using the telephone or Internet as described on the proxy card.

HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

This proxy statement contains information related to the Hypercom Corporation (“Hypercom,” the “Company,” “we,” “our,” “our company,” or “us”) 2008 Annual Meeting of Stockholders. The annual meeting will be held on June 5, 2008 at 9:00 a.m., Phoenix time, at Hypercom’s corporate headquarters, 2851 West Kathleen Road, Phoenix, Arizona 85053, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors (the “Board of Directors” or the “Board”). The proxy materials relating to the annual meeting are first being mailed on or about May 8, 2008 to stockholders entitled to vote at the annual meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including the election of directors, the approval of a new employee stock purchase plan to replace our existing plan, and ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2008. In addition, our management will report on Hypercom’s activities during the fiscal year ended December 31, 2007 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 28, 2008, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the annual meeting, or any postponement or adjournment of the annual meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration and seating will begin at 8:00 a.m. The annual meeting begins at 9:00 a.m. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the annual meeting other than those operated by Hypercom or its designees.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 53,393,279 shares of Hypercom common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

How do I vote?

You can vote in person at the annual meeting or by proxy without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To vote by proxy, you must fill out your proxy card and return it by mail, vote by telephone using the instructions on your proxy card, or vote via the Internet using the instructions on your proxy card.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing a notice of revocation with Hypercom’s Corporate Secretary;

•	sending in another duly executed proxy bearing a later date (including a telephone or Internet vote); or

•	attending the annual meeting and casting your vote in person.

Your last vote will be the vote that is counted.

Are there any dissenters’ rights of appraisal?

Pursuant to applicable Delaware law, there are no dissenters’ rights of appraisal relating to the matters to be acted upon at the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board of Directors’ recommendations. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominees for directors (see page 3); for approval of the 2008 employee stock purchase plan (see page 37); and for ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2008 (see 43).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Approval of 2008 Employee Stock Purchase Plan.  The affirmative vote of a majority of the votes duly cast at the annual meeting is required to approve the adoption and implementation of a new employee stock purchase plan to replace our company’s existing employee stock purchase plan. “Broker non-votes” will also have no effect on the outcome as discussed below.

Ratification of Selection of Independent Auditors for Fiscal 2008.  The affirmative vote of a majority of the votes duly cast at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2008. “Broker non-votes” will also have no effect on the outcome as discussed below.

Other Matters.  The affirmative vote of a majority of the votes duly cast at the annual meeting is required to approve any other proposals. Abstentions are not treated as votes cast and, therefore, will have no effect on any such proposal. “Broker non-votes” will also have no effect on the outcome as discussed below.

Effect of Broker Non-Votes.  If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. In addition, your broker may elect not to exercise voting discretion with respect to routine matters that your broker could exercise discretion on if your broker does not receive proper instructions from you. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who is making this proxy solicitation and who will pay the cost of this proxy solicitation?

The Board of Directors is requesting your proxy to vote on the proposals discussed in this proxy statement. Hypercom will pay the costs of soliciting proxies from stockholders. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, e-mail, personal contact, and similar means by Hypercom’s directors, officers or employees, none of whom will be specifically compensated for such activities. Upon request, Hypercom will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

For Term Expiring at 2010 Annual Meeting

Hypercom’s Board of Directors currently consists of seven members. The directors are divided into two classes, with each class serving for a two-year period.

At the 2008 Annual Meeting of Stockholders, three Class I directors will be elected. Proxies may not be voted for more than three persons for election as directors. The three persons listed below are nominated for election as directors. Nominees will be elected to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified or their resignation or removal, whichever first occurs.

Each of the nominees has consented to serve a two-year term. Should any of the nominees become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. In addition, your broker may elect not to exercise voting discretion with respect to routine matters that your broker could exercise discretion on if your broker is not given proper instructions. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Nominees for Election as Directors

Class I

Daniel D. Diethelm, 45	Director since 2004

Daniel Diethelm has served as a Hypercom director since January 2004, currently serves as Lead Director and Chairman of the Audit Committee of the Board, and was Chairman of the Board from August 2005 to December 2007. He also previously served as a Hypercom director from August 2001 to May 2003. Mr. Diethelm has been President of 4Group, LLC, a private equity firm since 2003. Since 1998, he has also been Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations. From January 2000 to January 2001, Mr. Diethelm was President and Chief Executive Officer of Aeropower Resources, Inc., a Rolls-Royce gas turbine Authorized Maintenance Center and Federal Aviation Administration repair station. From 1991 to 2000, Mr. Diethelm was Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. From 1987 to 1991, Mr. Diethelm was President and Chief Operating Officer of Gould Research, Inc., a registered investment advisor and investment management software and database development company, and served as a member of its board of directors. He also served as a Senior Analyst at Gould Research, Inc. from 1984 to 1987. He is a member of the Arizona State Exposition and Fair Board. Mr. Diethelm is a Chartered Financial Analyst. He received a Bachelor’s degree in Business Administration (Finance) from the University of Arizona.

Norman Stout, 50	Director since 2003

Norman Stout is the Chairman of Hypercom’s Board of Directors and serves in the executive position of Chairman of the Company, effective December 31, 2007. Mr. Stout has served as a director of Hypercom since April 2003. Mr. Stout was appointed Chief Executive Officer and a member of the board of directors of Inter-Tel, Inc., a Phoenix-based business communications provider, in February 2006. Following the acquisition of Inter-Tel by Mitel Networks Corporation in August 2007, Mr. Stout continues to serve as CEO of Mitel US (Mitel’s U.S. division). Mr. Stout was with Inter-Tel since June 1998, and had served as Chief Strategy Officer and Chief Administrative Officer prior to becoming CEO. He was also a member of Inter-Tel’s board of directors from 1994 to 1998. Immediately prior to Inter-Tel, Mr. Stout served as Chief Operating Officer of Oldcastle Architectural Products in 1998, President of Oldcastle Architectural West from 1996 to 1998, and President of Oldcastle’s Superlite Block subsidiary from 1993 to 1998. Mr. Stout was Chief Executive Officer of Boorhem-Fields, Inc., a Dallas, Texas, manufacturer of crushed stone, from 1990 to 1993, and its Chief Financial Officer from 1986 to 1990. Mr. Stout currently serves as a director of Mitel Networks Corporation and Remy International, Inc. Mr. Stout is a Certified Public Accountant, and was employed by Coopers & Lybrand from 1982 to 1986. He received a Bachelor of Business Administration degree in accounting from Texas A&M University and a Masters of Business Administration degree from the University of Texas.

Philippe Tartavull, 50	Director since 2007

Philippe Tartavull has served as Hypercom’s Chief Executive Officer and President, and has been a member of the Board of Directors, since December 2007. Mr. Tartavull joined Hypercom in February 2007 as President and was appointed Chief Operating Officer in July 2007. Mr. Tartavull served on the Hypercom Board of Directors from April 2006 to February 2007, when he resigned as a director effective with his agreement to become Hypercom’s President. From 1998 until immediately prior to joining Hypercom, he had been President of Oberthur Card Systems USA, following a year as that company’s Chief Operating Officer. Mr. Tartavull earned a Masters in Business Administration from the Institut d’Administration des Enterprises, Sorbonne University, a Masters of Science in Engineering from Ecole Nationale Superieure des Pétroles et des Moteurs, and a Bachelor of Science in Engineering from the Centre d’Etudes Supérieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the University of California at Los Angeles’ Anderson School of Management.

The Board of Directors unanimously recommends a vote FOR election of each of the foregoing director nominees.

Continuing Directors

The following is a list of Class II directors whose terms expire at the 2009 Annual Meeting of Stockholders:

Johann J. Dreyer, 49	Director since 2007

Johann Dreyer has served as a director of Hypercom since December 2007. Mr. Dreyer is President, CEO and a director of S1 Corporation. From 2005 to 2006, he served as President of S1’s Community Financial International Retail Banking and Global ATM/POS business. Mr. Dreyer was co-founder of Mosaic Software, a global software company specializing in payments systems purchased by S1 in November 2004. Before S1’s acquisition of Mosaic Software and from 2002, Mr. Dreyer served as Group Chief Executive Officer of Mosaic. Mr. Dreyer holds a Bachelor of Commerce Degree (Hons) in Computer Science from the University of Stellenbosch in South Africa.

Keith B. Geeslin, 55	Director since 2008

Keith Geeslin has served as a director of Hypercom since April 2008. Mr. Geeslin joined Francisco Partners as a Partner in January 2004. Prior to joining Francisco Partners, he spent 19 years with the Sprout Group. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc. and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of Blue Coat Systems, Inc. (BCSI), CommVault Systems, Inc. (CVLT), and Synaptics Incorporated (SYNA). He holds a Master of Science in Engineering and Economic Systems and a B.S. in Electrical Engineering from Stanford University, and a Master of Arts in Philosophy, Politics and Economics from Oxford University.

Ian K. Marsh, 54	Director since 2007

Ian Marsh has served as a director of Hypercom since July 2007 and currently serves as Chairman of the Compensation Committee of the Board. Mr. Marsh has served as Executive Vice President and Managing Director, Asia Pacific Region, of the Western Union Company since September 2006. Prior to joining Western Union in 2004, Mr. Marsh served as President for Reader’s Digest Europe, with executive responsibility spanning 18 European markets. Prior to that, Mr. Marsh worked for American Express in senior roles overseeing banking, card, travel and insurance operations in both European and Asia-Pacific markets and regions, ultimately serving as President and Chief Executive Officer of American Express — Japan. Mr. Marsh has been educated in London, England and also studied the Institute of Bankers qualifications.

Phillip J. Riese, 58	Director since 2004

Phillip Riese has served as a director of Hypercom since October 2004. Mr. Riese has been President of Riese & Others, providing advisory and consultancy services to an array of Fortune 500, and private and publicly held mid-cap companies, since 1998. He is an operating partner with a number of venture capital and private equity firms. Mr. Riese spent 18 years at American Express in a variety of positions, ultimately as President of the Consumer Card Services Group before retiring in 1998. Mr. Riese previously had been a division executive at Chase Manhattan Bank, and before that a partner in the consulting firm of M.C. Geffen and Associates, Cape Town, South Africa. After leaving American Express, Mr. Riese also served as Chief Executive Officer and a director of AirClic Inc., and of OptiMark Technologies. Mr. Riese holds a Bachelor of Commerce (Hons.) degree from Leeds University in the United Kingdom, a Masters of Business Administration from the University of Cape Town, and a Masters Degree in management from the M.I.T. Sloan School of Management, where he was a Sloan Fellow.

Additional Director Appointee

In connection with our acquisition of the Thales e-Transactions line of business, which was completed on April 1, 2008 (the “Acquisition”), Hypercom and Francisco Partners II, L.P. (“FP II”) entered into a credit agreement dated

February 13, 2008 (the “Credit Agreement”). Pursuant to the Credit Agreement, on April 1, 2008, FP Hypercom Holdco, LLC, an affiliate of FP II (the “Holder”), loaned Hypercom $60 million to partially fund the Acquisition at the closing of the Acquisition. In connection therewith, on April 1, 2008, we granted the Holder a warrant to purchase 10,544,000 shares of Hypercom common stock at $5.00 per share (the “Warrant”) and entered into a Registration Rights Agreement with the Holder, dated April 1, 2008, pursuant to which Hypercom agreed to register for resale the shares of Hypercom common stock issuable upon exercise of the Warrant (the “Registration Rights Agreement”).

Pursuant to the terms of the Registration Rights Agreement, FP II has the power to nominate two directors to Hypercom’s Board if certain conditions are met. FP II will retain its appointment power for a single director nominee, which initially shall be Mr. Geeslin, until the Holder, together with its affiliates, no longer holds at least 25% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. FP II will retain its appointment power for a second director nominee until the Holder, together with its affiliates, no longer holds at least 50% of the principal amount of the loan originally made to Hypercom under the Credit Agreement. When FP II nominates the second director nominee, Hypercom must further increase the number of seats on the Board and appoint such director nominee.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters. The board of directors is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board currently consists of seven directors. Consistent with the requirements of Section 303A.01 of the New York Stock Exchange’s (“NYSE”) Listed Company Manual, the Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors. The current Board members include five directors who are not current Hypercom employees (“non-employee directors”) and two directors who are current Hypercom employees — our CEO and our Chairman of the Company.

Independence of Directors

As part of its annual review, the Board has determined that four non-employee directors who served in 2007, Daniel D. Diethelm, Johann J. Dreyer, Ian K. Marsh, and Phillip J. Riese, qualify as “independent” in accordance with the published standards set forth in Section 303A of the NYSE Listed Company Manual and other governing laws and regulations. The Board also made the determination that Norman Stout qualified as independent during his tenure on the Board prior to his employment as Chairman of the Company, effective December 31, 2007. Mr. Stout remains on the Board as one of two employee directors.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NYSE rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Hypercom and our management.

Board Responsibilities and Structure

The Board’s primary responsibilities are oversight, counseling and direction to our management in the long-term interests of Hypercom and our stockholders. The Board’s detailed responsibilities include: (1) selecting and regularly evaluating the performance of the CEO and other senior executives; (2) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (3) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (4) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (5) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with laws and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the Board’s approval with respect to extraordinary actions that our company may undertake.

The Board’s general policy is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. The Chairman of the Board chairs the meetings of the Board; approves the information, agenda and meeting schedules sent to the Board; and has in the past served as a liaison between the CEO and the independent directors and called meetings of the independent directors. The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Pursuant to Section 303A.03 of the NYSE Listed Company Manual, Board agendas include regularly scheduled “executive sessions” for the independent directors to meet without management present.

Attendance at Board, Committee and Annual Meetings of Stockholders.  The Board held four regular meetings and 23 special meetings in 2007. Additionally, the Board acted by unanimous written consent two times during 2007. In 2007, each director attended 75% or more of the meetings of the Board and the committees on which they served, with one exception: due to unexpected travel delays, Mr. Marsh was unable to attend one of the two Audit Committee meetings and one of the three Compensation Committee meetings held during his tenure on such committees in 2007. Hypercom does not have a formal policy regarding attendance by Board members at our Annual Meeting of Stockholders, but strongly encourages directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. Mr. Diethelm attended the 2007 Annual Meeting of Stockholders.

Executive Sessions of the Non-employee Directors.  In addition to the Board and committee meetings, the non-employee directors met five times in 2007, in connection with regularly scheduled Board meetings and otherwise, without management present. The presiding director at such meetings was Mr. Diethelm.

Board Committees and Charters

The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation and Nominating/Corporate Governance Committees. Each member of the Audit, Compensation and Nominating/Corporate Governance Committees is an independent director as defined by NYSE standards and other standards applicable to performing duties on such committees. Each of the Board committees has a written charter as required by, and consistent with, NYSE corporate governance standards, that is approved by the Board. Each committee conducts an annual evaluation of its performance. Copies of each charter are posted on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide print copies of our committee charters to any stockholder upon request. Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table:

Nominating/Corporate
Director	Audit	Compensation	Governance

Daniel Diethelm	Chair		✓
Johann Dreyer		✓
Keith Geeslin
Ian Marsh	✓	Chair
Phillip Riese	✓	✓	Chair
Norman Stout*
Philippe Tartavull

*	Mr. Stout served as a member of the Audit Committee and Chair of the Compensation Committee until December 31, 2007, when he became an officer of our company and ceased to be an independent director. Mr. Stout was appointed Chairman of the Board in December 2007.

The Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring: (1) the quality and the integrity of Hypercom’s financial statements; (2) the adequacy and effectiveness of Hypercom’s internal controls (including any significant changes in internal controls reported to the Audit Committee by the independent auditor or management); (3) the adequacy and effectiveness of Hypercom’s disclosure controls and procedures and management reports thereon; (4) Hypercom’s compliance with ethical policies contained in Hypercom’s Code of Ethics, and legal and regulatory requirements; (5) the independence and qualifications of Hypercom’s independent registered public accounting firm; and (6) the performance of Hypercom’s internal audit function and the independent registered public accountants. The Audit Committee also selects and engages independent auditors to audit Hypercom’s books, records and accounts, reviews the scope of the audits, and establishes policy in connection with Hypercom’s internal audit activities. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Audit Committee Report” below for further information. In 2007, the Audit Committee held four meetings and did not act by unanimous written consent.

The members of the Audit Committee each qualify as “independent” as set forth under Sections 303A.02(a) and (b) of the NYSE Listed Company Manual and special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that such director meets the relevant definition of an “independent director.” Daniel Diethelm is the independent director who has been determined to be our audit committee financial expert. This designation is a disclosure requirement of the SEC related to Mr. Diethelm’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Diethelm any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Board has also determined that each Audit Committee member is financially literate and has sufficient knowledge in reading and understanding Hypercom’s financial statements to serve on the Audit Committee.

Compensation Committee.  The Compensation Committee is responsible for approving all executive compensation agreements and administering Hypercom’s stock option and employee stock purchase plans. A further discussion regarding the nature and scope of the Compensation Committee’s responsibilities is set forth below under “Compensation Discussion and Analysis” and “Compensation Committee Report.” In 2007, the Compensation Committee held seven meetings and did not act by unanimous written consent.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee’s responsibilities include: (1) assisting the Board in identifying individuals qualified to become Board members; (2) selecting and recommending to the Board nominees for directors at the next annual meeting of stockholders; (3) developing and recommending to the Board a set of Corporate Governance Principles and Practices applicable to Hypercom; (4) overseeing the evaluation of the Board and management; and (5) recommending to the Board director nominees for the Compensation Committee and the Audit Committee. In 2007, the Nominating/Corporate Governance Committee held four meetings and did not act by unanimous written consent.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support Hypercom’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating/Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit, or other institution; (4) current and historical experience in the electronic payment industry and related industries, including international experience; and (5) business acumen — all in the context of an assessment of the Board’s needs at that point in time. The Nominating/Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether the candidate would be able to devote the time and attention necessary to be an effective director of Hypercom.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including Hypercom’s directors, management and stockholders. Director candidates recommended by Hypercom’s stockholders will be considered using the same criteria the Nominating/Corporate Governance Committee uses to assess all potential candidates. A stockholder wishing to nominate a candidate to be elected to the Board at the 2009 Annual Meeting of Stockholders must comply with the requirements set forth in our bylaws and should send written notice of their intention to do so to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Hypercom Corporation, 2851 West Kathleen Road, Phoenix, Arizona 85053 before June 23, 2008 or 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260 after June 23, 2008 (Hypercom is moving its corporate headquarters to the Raintree Drive address on or about June 23, 2008). To be timely, the nomination must be received no later than March 7, 2009, which is 90 days prior to the anniversary of our 2008 Annual Meeting of Stockholders. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating/Corporate Governance Committee to determine if the candidate meets its criteria for Board membership. Hypercom may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the annual meeting or for any vacancies arising on the Board between annual meetings. See “Additional Information — Stockholder Proposals for Inclusion in the 2009 Proxy Statement” and “Additional Information — Director Nominations or Other Business for Presentation at the 2009 Annual Meeting” for more information.

When a vacancy occurs on the Board, the Nominating/Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in our bylaws, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating/Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at Hypercom’s Annual Meeting of Stockholders.

The Nominating/Corporate Governance Committee has the authority to retain a search firm to identify and recruit director candidates meeting the criteria specified by the Nominating/Corporate Governance Committee but did not utilize such resources in 2007.

Messrs. Diethelm, Stout and Tartavull, the three persons nominated for election as directors at the 2008 Annual Meeting of Stockholders, are current directors and have been recommended by the Nominating/Corporate Governance Committee, which is composed entirely of independent directors, and nominated by the Board.

Communications with Stockholders

Stockholders may communicate with the Board of Directors, the Chairman of the Board, or the independent directors by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com, or by writing to the Board of Directors of Hypercom Corporation, the Chairman of the Board of Directors of Hypercom Corporation, or the Lead Director of Hypercom Corporation, as the case may be, Attention: Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053 before June 23, 2008 or 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260 after June 23, 2008. Communications received electronically or in writing will be distributed to the Chairman of the Board, the Lead Director, or such other Board member(s), as appropriate, depending on the facts and circumstances outlined in the communications received.

Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary. The Corporate Secretary will forward all communications to the Chairman of the Board or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste, or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.

The Chairman of the Board will determine whether any communication addressed to the entire Board of Directors should be property addressed to the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If it is determined that a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.

Other Corporate Governance Policies

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Principles and Practices in 2004 to comply with Section 303A.09 of the NYSE Listed Company Manual. These policies guide Hypercom and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide a print copy of our Corporate Governance Principles and Practices to any stockholder upon request.

Code of Ethics.  Hypercom has a Code of Ethics that applies to all of Hypercom’s directors, executive officers and employees, including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. The Code of Ethics is available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com and we will provide a print copy of our Code of Ethics to any stockholder upon request. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K in the event of an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, or persons performing similar functions, by disclosing such information on our website.

Lead Director/Non-Executive Chairman.  Daniel Diethelm served as Chairman of the Board from August 2005 to December 2007. Because Mr. Diethelm is an independent director, the Board had determined that it was not necessary to also designate a Lead Director while Mr. Diethelm served as Chairman. As Chairman, Mr. Diethelm chaired Board meetings and executive session meetings of independent directors, among other responsibilities. The independent directors meet in executive session, without the presence of management, at least quarterly. Mr. Diethelm was succeeded as Chairman by Norman Stout in December 2007. Because Mr. Stout is employed by Hypercom as Chairman of the Company and is therefore no longer considered an independent director, the Board reappointed Mr. Diethelm as Lead Director in December 2007 to chair executive session meetings of independent directors going forward. Mr. Stout will continue to chair Board meetings.

Whistleblower Procedures.  Hypercom’s Code of Ethics contains procedures for the receipt, retention and treatment of complaints received by Hypercom regarding accounting, internal accounting controls or auditing matters and to address employee concerns about unethical or unlawful behavior that may come to an employee’s attention. Hypercom has established a hotline available to all employees to facilitate anonymous reporting of any questionable activities.

Disclosure Committee.  Hypercom has established a Disclosure Committee composed of members of management and a representative of the Board of Directors to assist Hypercom in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing its periodic securities filings. Daniel Diethelm serves as the Board representative on the Disclosure Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation principles, philosophy and other relevant policies and to explain how and why we determined the compensation for our company’s most highly compensated senior executives. We are required by the SEC to provide this analysis with respect to (a) each person serving as our CEO during the fiscal year ended December 31, 2007 (“Fiscal 2007”); (b) each person serving as our Chief Financial Officer (“CFO”) during Fiscal 2007; (c) the three most highly compensated executive officers other than our current CEO, former CEO and former CFO serving at the end of Fiscal 2007; and (d) up to two additional individuals for whom disclosure would have been provided pursuant to (c) above but for the fact that the individual was not serving as an executive officer of our company at the end of Fiscal 2007 (collectively, the “Named Executive Officers” or “NEOs”). For Fiscal 2007, our Named Executive Officers were:

•	Philippe Tartavull, CEO and President;

•	William Keiper, former CEO;

•	Thomas Liguori, former Senior Vice President and CFO;

•	Douglas Reich, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary;

•	Scott Tsujita, Senior Vice President, Finance, Treasury and Investor Relations; and

•	Neil Hudd, former Senior Vice President, Global Product Development and Marketing.

Mr. Keiper resigned from his position as CEO, effective August 15, 2007. Mr. Hudd resigned from his position as Senior Vice President, Global Product Development and Marketing, effective September 30, 2007. Messrs. Keiper and Hudd were both subsequently retained by Hypercom as consultants for periods of 120 days and 90 days, respectively, to complete certain specified projects. Mr. Liguori resigned from his position as Senior Vice President and CFO, effective February 22, 2008.

Effective December 31, 2007, Norman Stout, Chairman of our Board of Directors, was employed by our company as an executive officer in the position of Chairman of the Company pursuant to an employment agreement dated December 26, 2007. However, Mr. Stout did not receive any compensation in his capacity as an executive officer during Fiscal 2007 and therefore is not included in this proxy statement as a NEO because his total compensation as an executive officer in Fiscal 2007 did not exceed $100,000. Messrs. Reich and Tsujita were the only two executive officers other than our CEO and CFO at the end of Fiscal 2007 whose total compensation exceeded $100,000 in Fiscal 2007. As a result, we have included Mr. Hudd as a NEO because he would have been one of the three most highly compensated executive officers for Fiscal 2007 had he still been employed as an executive officer at the end of Fiscal 2007.

Guiding Principles.  We have the following Guiding Principles with respect to executive compensation, as established by our Compensation Committee and approved by our Board:

•	Our Compensation Philosophy is established by the Compensation Committee and may be modified from time-to-time at the discretion of the Compensation Committee.

•	Our CEO will seek prior approval for all compensation decisions relating to: (a) those individuals with a direct reporting relationship to the CEO; (b) those individuals in our company receiving total annual base compensation of more than $250,000; and (c) any compensation matter that is an exception to the Compensation Philosophy.

•	All other compensation decisions are delegated by the Compensation Committee to the CEO, with the expectation that all decisions: (a) adhere to the Compensation Philosophy; (b) are within the annual budget approved by the Board; and (c) are within the appropriate range for the applicable “Compensation Band” (as discussed below).

Compensation Philosophy.  Compensation and benefits for all employees, including the Named Executive Officers, are determined in the context of our Compensation Philosophy. In connection with the change of executive management that occurred in 2005, the Compensation Committee conducted a comprehensive review of our compensation policies and practices and as a result of such review, developed a new Compensation Philosophy for Hypercom. The Compensation Committee re-evaluated our Compensation Philosophy again in 2006 and this past fiscal year to ensure that the components of total compensation, goals and benchmarks are aligned with Hypercom’s best interests. The central themes and purposes of our Compensation Philosophy are:

•	To encourage continuous improvement in performance at both a corporate and employee level;

•	To seek and retain the employment of the brightest, most innovative and talented employees who will help drive our business to achieve its maximum potential;

•	To define positions within a “Compensation Band,” which include positions of similar responsibility, complexity and contribution, adjusted for the market expectation for compensation for a particular position in the geography where the person is resident or on temporary assignment in order to determine an employee’s total mix of compensation; and

•	To align, where appropriate, the compensation of our Named Executive Officers and other employees with stockholder interests, by, among other things, utilizing long-term incentives and triggering performance criteria with corporate results.

Role of Executive Officers in Determining Executive Compensation.  Consistent with our Guiding Principles, the Compensation Committee, or the Board upon recommendation of the Compensation Committee, makes all compensation decisions related to our Named Executive Officers. However, our CEO and other executive officers regularly provide information and recommendations to the Compensation Committee, including information relating to the performance of the executive officers, appropriate levels and components of compensation, including equity grants, and the targets for business unit performance or other goals for our annual cash incentives.

In particular, at the beginning of each fiscal year, our CEO and the senior Human Resources officer present the Compensation Committee with an analysis of the fifty most highly compensated employees at Hypercom, which includes, among other things, their compensation, including benefits and long-term incentives, and performance ratings. Our CEO also recommends a base salary increase percentage based on our financial performance during the prior fiscal year for all employees on the payroll as part of the annual budget process. Once a budget is established, based in part on the CEO’s percentage increase recommendations, base compensation may be adjusted at the CEO’s discretion within the budget. At the end of each year, our CEO also assists our Compensation Committee in establishing an annual bonus pool based upon our corporate performance and once such bonus pool is established by our Compensation Committee and approved by our Board, our CEO allocates annual cash bonus awards consistent with performance ratings, Compensation Bands and our Compensation Philosophy. However, our Compensation Philosophy requires that the CEO must seek prior approval for all compensation decisions relating to our Named Executive Officers and all other individuals with a direct reporting relationship to the CEO. Our Human Resources department also supports the Compensation Committee in various other compensation related work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs.

Role of Compensation Consultants.  Under its charter, the Compensation Committee has authority to retain and terminate compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. Our management engaged Mercer Human Resource Consulting, Inc. (“Mercer”) in November 2006 to conduct a compensation review and benchmark compensation for thirteen Hypercom executives, including base salary, annual incentive opportunities, total cash compensation, and long-term incentive grant values. Mercer completed its review and benchmarking in January 2007, and this information was presented to the Compensation Committee. Mercer has not done any additional work for us since completing its review, and no other consultants or advisers were retained by management, the Compensation Committee, or the Board in Fiscal 2007 or subsequently. The Compensation Committee does from time to time obtain on an informal basis and use alternative compensation-related data.

Market Data and Benchmarking.  From time-to-time we or our outside advisors benchmark positions against the market to help us continue to keep our compensation and Compensation Bands consistent with the market. For example, our management engaged Mercer, for purposes of its benchmarking, to use multiple survey sources from its published survey library that focused on companies of similar size and revenue base as, and in related industries to, Hypercom. Although the information provided to us by Mercer did not include the names of the specific companies surveyed, we refer to these companies collectively as our “Peer Companies” in this Compensation Discussion and Analysis.

Analysis and Components of Executive Compensation

A broad range of facts and circumstances is considered in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, company results, internal equity, past practice, experience and individual performance. The weight given each factor may vary from year to year, and may differ among individuals NEOs in any given year. For example, when we recruit externally, market competitiveness, experience, as well as the circumstances unique to a particular candidate may weigh more heavily in the compensation analysis. In contrast, when determining year-over-year compensation for current NEOs, peer group data, business results and internal equity generally factor more heavily into the analysis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed by the Compensation Committee and when retained, by its independent advisors. These results typically form the basis for setting performance targets for the next fiscal year.

Our compensation plans are designed to provide a competitive total compensation package focused on both individual performance and corporate performance and consistent with our position in the marketplace. Total compensation is comprised of the following elements:

•	Cash compensation;

•	Long-term incentives;

•	Severance and change of control arrangements; and

•	Other benefits and perquisites.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants.

Cash Compensation

Cash compensation for our Named Executive Officers is comprised of:

•	Base salary; and

•	Annual incentive bonus.

Base Salary.  Consistent with our philosophy of tying pay to performance, our Named Executive Officers receive a relatively small percentage of their overall targeted compensation in the form of base pay. We conduct reviews periodically to benchmark the base salaries of key positions against the market, with the last such review having been conducted by Mercer and completed in January 2007. Base salaries for all employees, including those in senior and executive management roles, are established at levels in parity with the market, which takes into consideration positions with similar responsibilities at companies of similar size and complexity in the country or region where the position is based, including the Peer Companies. The aim is to have our executives’ base salaries targeted at the median base salary of executives performing similar roles at companies of similar size and complexity in the market.

Adjustments at the senior and executive management level are made to recognize significant expansion of an individual’s role, or if competitive market data, such as the information gathered from Mercer or other sources, indicate a significant deviation from market standards.

Upon appointing Philippe Tartavull President in February 2007, the Compensation Committee determined to provide him with a base salary in the amount of $350,000. This determination took into account market competitiveness for Presidents and similarly situated executives, and Mr. Tartavull’s prior experience. No increase in base salary was made in connection with Mr. Tartavull’s promotion to Chief Operating Officer in July 2007. However, upon his promotion to CEO in December 2007, the Compensation Committee determined to increase Mr. Tartavull’s base salary to $450,000. This determination was made in light of the additional responsibilities and workload inherent to the position of CEO, recognition that the scope of activities would be expanded because of the proposed acquisition of the Thales e-Transactions business line, as well as to keep Mr. Tartavull’s base pay near the market median for CEO compensation at our Peer Companies.

The Compensation Committee approved a salary increase for Thomas Liguori increasing his annual base salary from $300,000 to $315,000, on a retroactive basis for 2007, in connection with the amendment of his employment agreement in July 2007. The Compensation Committee determined to provide this amount of increase primarily to keep Mr. Liguori’s base pay near the market median for CFO compensation at our Peer Companies.

With respect to the other Named Executive Officers, the Compensation Committee approved a salary increase for Neil Hudd increasing his annual base salary from $260,000 to $280,000, on a retroactive basis for 2007. There were no other salary adjustments in Fiscal 2007 for the other NEOs aside from routine cost of living increases. There were no salary adjustments for the Named Executive Officers for the fiscal year ended December 31, 2006 (“Fiscal 2006”).

We disclose the actual base salaries of our Named Executive Officers for Fiscal 2007 and 2006 (as applicable) in the Summary Compensation Table of this proxy statement in the column “Salary.”

Annual Cash Incentive.  The annual bonus component of cash compensation is tied directly to corporate and individual annual performance. The target annual bonus component for each executive is set such that the executive will achieve total cash compensation approximating the 75th percentile of executives performing similar roles is companies of similar size and complexity in the market if: (i) our company has achieved the performance expectations of the Board; and (ii) the executive has achieved certain personal performance objectives. The executive can achieve more than the 75th percentile when expectations have been exceeded.

The payment of annual bonuses is dependent on the Board’s assessment of whether we have achieved the expectations that the Board established for our company for a particular year, as further outlined in the process described below, which was established for the first time in Fiscal 2006.

Corporate performance objectives for revenue growth, gross margin, earnings per share (“EPS”), and market share are set by the Board in connection with its approval of the annual budget. At the beginning of the year, the Board also determines personal performance objectives for each Named Executive Officer. Using the corporate and personal performance objectives, the Compensation Committee sets, and our Board approves, an incentive compensation target for each Named Executive Officer. In determining the value of the incentive compensation target, corporate performance goals are weighted 80-90% and personal performance goals are weighted 10-20%.

At the year end, our Board evaluates the performance of our company as a whole, based, in part, upon the pre-established corporate and personal performance goals. In connection with such evaluation, our CEO presents the Board with an initial performance rating for each of the elements in the established rating structure, as well as a comparison to plan, market and key competitors for each element. Using this input, our Board establishes a final performance rating for each performance category expressed as a number between 0 and 150, with 100 representing “meeting expectations,” 150 representing “significantly exceeding expectations,” and 0 representing “extreme failure to perform.” The weighted sum of these performance ratings constitutes the performance rating for Hypercom as a whole in the given year (“Corporate Performance Rating”). We believe that the “significantly exceeding expectations” Corporate Performance Rating is difficult to achieve and the achievement of a rating at or near such level should be rewarded with a bonus pool that is at or near the maximum amount set by the Compensation Committee. No awards are made when achievement of goals is below the 85 mark.

The Corporate Performance Rating expressed as a percentage times the CEO’s incentive compensation target constitutes the annual bonus payout for the CEO and the Chairman of the Company. This Corporate Performance Rating expressed as a percentage times the sum of all the incentive compensation targets for all eligible executives constitutes the incentive compensation pool for all eligible executives. Once a pool for all eligible executives is established, the CEO then, using the individual eligible executive’s performance evaluation as a guideline, distributes the incentive compensation pool to eligible executives, subject to the following guidelines:

•	Pay for performance, with superior performers receiving a higher distribution and the lowest performers having the possibility of no distribution;

•	The average performance rating of each Compensation Band must be reasonably the same as all other Compensation Bands and senior officers cannot get a rating higher than the average of all the individuals reporting to them; and

•	The CEO’s distribution is subject to the parameters of the Compensation Philosophy, including approval of all incentive compensation to Named Executive Officers.

Annual Cash Incentive Awards for 2006.  In Fiscal 2006, the Corporate Performance Rating fell below 85. Accordingly, no incentive payments could be made for less than 85% achievement of the Board-approved targets for both revenue and diluted EPS. Since this minimum threshold was not achieved, no incentive awards were earned by the Named Executive Officers for achievement of performance measures for Fiscal 2006.

Annual Cash Incentive Awards for 2007.  In February 2007, the Board set corporate and personal performance objectives and based on such objectives, the Compensation Committee recommended incentive compensation targets for 2007 for the Named Executive Officers and certain other senior executives of our company in accordance with the philosophy described above. The Board approved the recommendation.

In August 2007, on the recommendation of the Compensation Committee, the Board approved an amendment to the 2007 annual cash incentive award plan to account for certain events taking place at our company, including: (i) we had missed our first half goals and were expecting to miss our goals for the remainder of the year, resulting in another year with no bonus payout; (ii) the CEO and certain other members of the executive team were leaving; (iii) there was a lack of certainty regarding future leadership of our company; (iv) the competition was recruiting key executives away from our company; and (v) employee morale was accordingly extremely low. To retain critical talent and provide an incentive for performance in the second half of the year, the Compensation Committee restructured the 2007 incentive award plan to:

•	Eliminate the original plan;

•	Establish corporate and personal performance objectives for the second half of the year in line with the compensation philosophy;

•	Allow each eligible executive to earn an award based on these revised objectives; and

•	Reduce the personal incentive target for each eligible executive to 50% of their standard target, reflecting a half-year performance.

This second half incentive award plan for 2007 was achieved. Significant revenue growth and EPS growth in excess of expectations was offset by lower than expected margins. Accordingly, a Corporate Performance Rating of 143 was achieved, and the following incentive awards were earned by the Named Executive Officers (and paid to them in 2008) for achievement of performance measures for Fiscal 2007: Mr. Tartavull — $224,000; Mr. Reich — $39,238; and Mr. Tsujita — $33,838. Mr. Tsujita was also paid in 2008 a separate individual performance bonus in the amount of $149,527, which was tied directly to collections in Fiscal 2007 on outstanding amounts owed to Hypercom under a long-term contract with the Brazilian Health Ministry (see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

Annual Cash Incentive Awards for 2008.  The annual cash incentive award plan for 2008 was recommended by the Compensation Committee and approved by the Board. The plan continues the philosophy outlined above, with the following key elements:

•	Corporate goals for 2008 include financial goals for the combined Hypercom and Thales e-Transactions business line, including the synergies from the combination of the businesses as contemplated in the investment proposal; and

•	Significant weight is being given to revenue growth and EPS.

Regional Presidents and other key regional executives are now included in the plan. Previously, their incentive award was based solely on local regional performance, but will now be based, in part, on overall corporate performance.

Long-Tem Incentives

Our use of long term incentive awards in the form of “incentive stock options” (as defined by the Internal Revenue Code), non-qualified stock options, stock appreciation rights, restricted stock awards, performance share awards, dividend equivalent awards, and other stock-based awards allows us to focus our senior and executive management on long-term growth and total stockholder return and value, retain critical talent, and provide a total compensation package that is competitive with our Peer Companies.

We typically grant ten-year options, granted at the market price on the date of grant, vesting in equal installments over a three to five year period. This assures a focus on long-term growth. In addition, options help retain senior and executive management and other key employees because the recipient cannot realize the full economic benefit of the options unless the option holder stays employed by us for at least part of the vesting period of the options.

In determining the size of option grants, we primarily consider potential for long-term contribution and the value the executive will bring to our stockholders over time. We then consider job responsibility, individual performance results, peer group data, the number and value of options the executive already holds, and other factors to determine the value of the award we make to the executive, translating the value into a number of options at the time of the grant.

Plans.  The Hypercom Corporation Long-Term Incentive Plan was last amended in 2001 (the “Long-Term Incentive Plan”) to allocate a total of 6,000,000 shares of common stock for issuance. The Long-Term Incentive Plan authorizes issuance of: (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) performance share awards: (vi) dividend equivalent awards; and (vii) other stock-based awards. Stock options issued under the Long-Term Incentive Plan become exercisable over a period determined by the Board (generally over three to five years) and expire after a period determined by the Board. The Hypercom Corporation 2000 Broad-Based Stock Incentive Plan was amended in 2002 (the “Broad-Based Incentive Plan”), to allocate 7,000,000 shares of common stock for issuance. The Broad-Based Incentive Plan authorizes the issuance of non-qualified stock options and restricted stock awards, the majority of which must be issued to employees of our company who are not officers or directors. Non-qualified stock options issued under the Broad-Based Incentive Plan become exercisable over a period determined by the Board (generally over three to five years), and expire after a period determined by the Board.

2007 Stock Option Grants.  In Fiscal 2007, we continued to utilize stock options for both executive officers and other key employees. To ensure that grants are linked to potential for long-term contribution, we make our annual grants of options to executives following performance assessments to ensure appropriateness of each award consistent with expectations for future performance. The number of options granted to any individual is also based upon individual performance, retention risk, Compensation Bands, and other special factors. We disclose the stock option awards granted in Fiscal 2007 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Options.”

2007 Restricted Stock Awards.  Traditionally, our principal form of equity compensation to our Named Executive Officers has consisted of stock options. We have in the past issued restricted stock to our CEO, CFO, as well as other executive officers and employees. Since the implementation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”), many public companies have begun issuing some form of restricted stock. We believe that one advantage to using restricted stock awards is that we can issue fewer shares when compared to stock option grants, which will be less dilutive to our stockholders. We have generally reserved restricted stock awards for the CEO or for special occasions, such as hiring of the CFO or other executive officers. Our Compensation Committee will continue to review the mix of our long-term incentive awards and issue restricted stock when it determines appropriate.

Although we did grant performance-based restricted stock awards to certain of our senior executives in 2006, with the exception of restricted stock granted to Mr. Tartavull upon his appointment as our President in February 2007, and immediately-vesting restricted stock granted to Mr. Keiper in connection with his separation agreement, we did not grant any restricted stock to our Named Executive Officers in 2007.

We disclose the restricted stock awards granted in Fiscal 2007 to our Named Executive Officers in the Summary Compensation Table in the column “Stock Awards.”

Recent Awards.  Pursuant to Philippe Tartavull’s amended employment agreement (see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” on page 26 of this proxy statement), on January 15, 2008, Mr. Tartavull was granted an option to purchase 300,000 shares of our common stock at an exercise price of $4.01 per share. Pursuant to Norman Stout’s employment agreement (see “Executive Compensation — Compensation of Directors” on page 33 of this proxy statement), on January 15, 2008, Mr. Stout was granted an option to purchase 500,000 shares of our common stock at an exercise price of $4.01 per share.

The Compensation Committee decided to award Daniel Diethelm with options and additional cash compensation for his increased responsibilities and time commitments as Chairman of the Board and the extraordinary services that he performed for Hypercom during the third and fourth quarters of 2007, including in connection with (A) in the third quarter of 2007: (i) securing a separation arrangement with our former CEO, (ii) securing the continued services of key employees of our company, including our President, CFO and other key members of our global team, (iii) managing investor communications and relationships with analysts, (iv) managing the special committee of the Board established to consider various transactions involving our company, and (v) leading the search for a new CEO; and (B) in the fourth quarter of 2007: (i) managing the Board’s activities in considering various transactions involving Hypercom, (ii) providing direction to Hypercom’s negotiating team and advisors in finalizing the terms, conditions and documentation of the proposed Thales e-Transactions acquisition and securing the related outside financing commitment, and (iii) successfully concluding the Board’s search for a new CEO.

As a result, Mr. Diethelm was awarded: (i) a cash bonus of $60,000 paid in September 2007; (ii) an option to purchase 24,750 shares of our common stock at an exercise price of $4.74 per share, granted on September 25, 2007; (iii) a cash bonus of $100,000 paid in January 2008; and (iv) an option to purchase 200,000 shares of our common stock at an exercise price of $4.01 per share, granted on January 15, 2008.

Severance and Change of Control Arrangements

Through 2006, 2007 and into 2008, Hypercom was the target of a number of companies wishing to take over our company or consolidate it with other entities. Further, we had no named CEO or CFO for periods of time, which also led to certain difficulties in hiring key talent and retaining key executives within our company.

Accordingly, we have entered into employment agreements or arrangements with most of the Named Executive Officers and certain other senior executives. Such agreements or arrangements set an initial base salary and possible target and maximum bonuses (expressed as a percentage of the executive’s base salary), which can be adjusted by the Board or Compensation Committee, as appropriate, as well as, in certain cases, severance and change of control provisions. The employment agreement with Philippe Tartavull, our President and CEO, includes severance and change of control provisions. The employment agreements with our former CEO, William Keiper, and our former CFO, Thomas Liguori, included severance and change of control provisions. In connection with their resignations, they each entered into a separation agreement and general release, which takes precedence over their former employment agreements with respect to severance and change of control matters. For a detailed description of these employment arrangements and provisions, see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

The Long-Term Incentive Plan provides that upon a “Change of Control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse. In addition, participants in the Long-Term Incentive Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. Our Broad-Based Incentive Plan and Nonemployee Directors’ Plan provide that upon a “change of control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

Severance and Retention Arrangements.  In February 2007, the Compensation Committee approved severance arrangements for all senior executives (including the NEOs) in the event of both (a) a transaction constituting a change of control of our company (a “Change of Control Transaction”) and (b) either (i) the termination of a senior executive by our company other than for cause within 12 months after the close of a Change of Control Transaction; or (ii) the resignation of a senior executive within 12 months after a Change of Control Transaction because of a reduction in such senior executive’s position or a material change in such senior executive’s functions, duties or responsibilities (together (a) and (b)(i) or (b)(ii), a “Double Trigger”), then we will pay a severance to the senior executive in an amount equal to his annual base salary as of the closing of a Change of Control Transaction.

If a senior executive has an effective employment agreement or offer letter with our company that provides payments and/or other benefits to the senior executive in the event of a Double Trigger, the terms of such employment agreement or offer letter shall determine the payments and/or other benefits deliverable to such senior executive in such event.

The Compensation Committee also approved a relocation allowance that may be applicable to certain senior executives in the event of a Double Trigger and which provides that we will pay to the senior executive who has relocated in connection with his employment by our company the amount of (a) 100% of the senior executive’s base salary if the senior executive became an employee of our company less than 12 months prior to the date of the Double Trigger; (b) 75% of the senior executive’s base salary if the senior executive became an employee of our company 12 months or more but less than 18 months prior to the date of the Double Trigger; or (c) 50% of the senior executive’s base salary if the senior executive became an employee of our company 18 months or more but less than 24 months prior to the date of the Double Trigger. Any senior executive that has been an employee of our company for 24 months or more will not be eligible for a relocation allowance. At this time, such relocation allowance, if applicable, would apply only to Mr. Tartavull at the 75% level.

Potential Acceleration of Options and Restricted Stock Awards.  In February 2007, the Compensation Committee also determined that: (a) all outstanding stock options under all of our stock option plans, to the extent not already vested, will vest upon the closing of a Change of Control Transaction; (b) all restricted stock awards under all of our stock option plans, to the extent not already unrestricted, will become unrestricted upon the closing of a Change of Control Transaction; and (c) all performance-based restricted stock awards under all of our stock plans, to the extent not already vested, will vest upon the closing of a Change of Control Transaction, and such awards will become unrestricted upon (i) a reduction in the holder’s position, or a material change in the holder’s functions, duties or responsibilities, (ii) termination of the holder by our company other than for cause, or (iii) January 1, 2008, whichever first occurs. In addition, we will make tax gross up payments relating solely to vesting of restricted stock awards, as applicable, upon the closing of a Change of Control Transaction.

Severance Agreements with former NEOs.  William Keiper resigned from his position as CEO, effective August 15, 2007. In connection with his resignation, Mr. Keiper entered into a separation agreement and general release. The separation agreement provides that Mr. Keiper is entitled to receive the following benefits, most of which were provided for already in his former employment agreement for a termination without cause: (i) a lump sum severance payment of $450,000; (ii) a lump sum retention bonus payment of $50,000; (iii) for a period of 18 months following his resignation date, we will pay for insurance coverage; (iv) forgiveness of his obligation to reimburse us for relocation expenses; (v) direct payment or reimbursement of all of his moving costs incurred, plus a tax gross-up payment, if he moves from his current residence in Arizona to San Francisco within 12 months of his resignation date; (vi) retention of all computer and communication equipment provided for his use on or before his resignation date; and (vii) 8,334 shares of immediately-vesting restricted stock to be granted to him pursuant to our Long Term Incentive Plan, plus a tax gross-up payment. In addition, Mr. Keiper’s separation agreement required him to forfeit 100,000 shares of our restricted stock and options to purchase 150,000 shares of our common stock. Except for the forfeited options described above, all other options held by Mr. Keiper to purchase our common stock fully vested on his resignation date. The separation agreement also contains Mr. Keiper’s full release of all claims against us and requires that he remain bound by the non-disclosure agreement that was included as a part of his existing employment agreement.

On February 22, 2008, Thomas Liguori resigned as Senior Vice President and CFO. In connection with his resignation, Mr. Liguori entered into a separation agreement and general release. Mr. Liguori’s separation agreement provides that, per the terms of his amended employment agreement, he is entitled to receive the following benefits for having resigned within the four-month trial period after the hiring of a new CEO: (i) a lump sum severance payment of $315,000 (equal to one year of his then current base salary); (ii) 18 months of insurance coverage paid for by us; (iii) a relocation allowance in the form of a lump-sum payment equal to 50% of his then current base salary; (iv) all outstanding stock options owned by him vested upon the effective date of his resignation; and (v) 25,000 shares of restricted stock granted to him that had previously been subject to restrictions based on attainment of certain performance goals for 2007 (which were attained) were designated as unrestricted. Mr. Liguori’s separation agreement also contains his full release of all claims against our company and requires that he remain bound by the non-disclosure agreement that was included as part of his former employment agreement. In addition, the separation agreement requires that Mr. Liguori remain bound by the non-competition provisions of his amended employment agreement, which provide that, for a period of 12 months following termination of employment with us, Mr. Liguori is prohibited from accepting employment in any business entity in the world that directly competes with us.

On July 31, 2007, we entered into a separation agreement with Mr. Hudd pursuant to which he agreed to resign from his position with our company, effective as of September 30, 2007. Mr. Hudd’s separation agreement entitles him to receipt of the following benefits: (i) a severance payment of $280,000, less applicable tax and other withholding amounts, payable in bi-weekly installments through March 31, 2008; (ii) for a period of six months commencing on January 1, 2008, Hypercom-paid insurance coverage; (iii) forgiveness of his obligation, if any, to reimburse us for relocation expenses; (iv) direct payment or reimbursement of all of his moving costs incurred if he relocates from his current residence in Arizona back to Massachusetts within 12 months of his resignation date; and (v) retention of all computer and communication equipment provided for his use on or before his resignation date. In addition, the separation agreement required Mr. Hudd to forfeit options to purchase 20,000 shares of our common stock and 50,000 shares of our restricted stock. Mr. Hudd was entitled to 17,432 shares of restricted stock granted to him pursuant to his relocation letter agreement dated February 13, 2006, plus a tax gross-up payment. Mr. Hudd had 90 days from his resignation date to exercise all options that vested prior to or on his resignation date. Mr. Hudd’s separation agreement also contained his full release of all claims against us and requires that he be bound by non-competition, non-solicitation and non-disclosure restrictive covenants until December 31, 2008.

We believe that our severance benefits, change of control arrangements and the separation agreements for Messrs. Keiper, Liguori and Hudd are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in some cases, non-competition agreements, which serve the best interests of our company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to, in some cases, protect our management with some guaranteed compensation in the event of a termination after a Change of Control Transaction. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements. We believe that the cash and other components of these arrangements are consistent with the market in which we operate and are relatively minor when viewed in relation to the benefits that they provide to us and our stockholders and the overall value of our company.

Other Benefits and Perquisites

Our health care, insurance and other welfare and employee benefits are substantially the same for all our employees, including our Named Executive Officers. We generally do not provide any ongoing material perquisites to our executive officers. We have a practice of limiting executive perquisites because we feel that it is consistent with our Compensation Philosophy, which emphasizes pay for performance. For instance, in Fiscal 2006, we discontinued housing and car allowances for senior and executive management to reduce compensation costs, except on a case by case basis. See “All Other Compensation Table” for more information.

Fiscal 2006.  In Fiscal 2006, we paid the relocation expenses of William Keiper, our CEO, and two then-newly hired employees, Thomas Liguori, our CFO, and Neil Hudd, our Senior Vice President, Global Product Development and Marketing, both of whom are Named Executive Officers. As part of the recruitment process for Messrs. Liguori and Hudd, the relocation packages we offered gave them each the option to have Hypercom purchase their home, rather than sell it themselves. Both executives elected to have Hypercom purchase their home and we contracted with a professional realty company specializing in home purchase services. These executives then executed sale agreements with such professional realty company in the first quarter of Fiscal 2006, with the purchase price determined by an appraisal process. The professional realty company then purchased the houses on our behalf and the executives received this purchase price. Thereafter, the costs to carry the house, any gain or loss on the sale of the houses, and the costs of sale were Hypercom’s. The total costs to us pursuant to the agreements were approximately $395,000 for Mr. Liguori’s house and $579,000 for Mr. Hudd’s house, which were paid to third parties. Our Board elected to bear these costs to successfully recruit the services of Messrs. Liguori and Hudd, and because the Board felt it was in the best interest of our company that such executives and their families relocate to our headquarters immediately, with as few distractions as possible, because during this period we were implementing new strategies and plans arising from our comprehensive business review in 2005. We do not believe that such relocation benefits will be a normal or continuing perquisite for executive officers. See “Relocation Expenses Table” for more information.

Fiscal 2007.  In Fiscal 2007, we paid some residual relocation expenses for Messrs. Keiper, Liguori and Hudd related to the relocations discussed above, as well as some additional relocation expenses for Mr. Hudd pursuant to the terms of his separation agreement (see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” on page 26 of this proxy statement). We also paid housing and travel expenses for Philippe Tartavull, our CEO, in connection with his commuting from his home in the Los Angeles area to Phoenix each week, consistent with his amended employment agreement.

We describe the perquisites and other benefits paid in Fiscal 2007 and 2006 to each of the Named Executive Officers in the Summary Compensation Table in the column “All Other Compensation” and related tables.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines such actions are consistent with our Compensation Philosophy and in the best interests of our stockholders. Our goal is to have most of the compensation paid to our CEO and our other Named Executive Officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Our compensation plans are structured so that most amounts paid under those plans will be fully deductible. However, some of the compensation that we pay may not be deductible. Under the Internal Revenue Code, we cannot take a tax deduction for compensation paid in excess of $1 million in any one year to our CEO and each of the Named Executive Officers. However, if we pay compensation that is “performance-based” under Section 162(m), we may receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the tax deduction as a justification for awarding compensation in excess of $1 million.

However, to the extent the awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the tax deduction.

While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall Compensation Philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy and in the best interests of our stockholders. Based upon our understanding of the regulations under Section 162(m), we believe that the full amount of compensation expense in Fiscal 2007 is deductible. However, any such deductibility will result in additional tax loss carryforwards that are not currently realizable and, therefore, there will be no current tax deduction for such compensation expenses.

The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an executive officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions.  We have a comprehensive insider trading policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. All employees are required to adhere to these special rules.

Equity Grants.  In December 2007, the Compensation Committee approved an amended and restated equity award grant policy (the “Equity Grant Policy”). Under the Equity Grant Policy, equity awards under Hypercom’s employee equity compensation plans may be granted to two groups of recipients: (a) new employees, consultants and advisors (“New Hires”); and (b) all other eligible participants in the plans (“Other Participants”). Grants of equity awards to New Hires will be effective on the 15th day of the month following the New Hire’s first day of employment, or if not a business day, the next succeeding business day. New Hire grants to executive officers must be approved by the Board or the Compensation Committee at a meeting of the Board or the committee. Grants of equity awards to all Other Participants will be effective on the 15th day of the month following the date such grant was approved, or if not a business day, the next succeeding business day. The exercise price (if applicable) for all equity awards will be the closing price of Hypercom’s common stock on the New York Stock Exchange on the effective date of the grant, or if not a business day, the next succeeding business day.

Grants of equity awards made by the Board or the Compensation Committee will occur only at meetings of the Board or the committee (including telephonic meetings), and may not occur through action by written consent. The minutes of meetings at which grants of equity awards are made must include the date of the meeting, the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date. Grants made by the CEO will be evidenced by a signed and dated CEO Equity Award Grant List containing the date of the grant, the names of the grantees, the number of options or shares granted to each grantee, the vesting terms and the expiration date. All grants will be made pursuant to a standard form of award agreement previously approved by the Compensation Committee, unless the Board or the Compensation Committee determines otherwise.

The Nonemployee Directors’ Plan is not covered under the Equity Grant Policy because it is treated as a “formula plan” within the meaning of Rule 16b-3, or any successor provision, promulgated pursuant to the Securities Exchange Act of 1934, amended (the “Exchange Act”). Prior to adoption of the Equity Grant Policy, our options and other grants were priced at market value on the date of grant (generally the date of Board or Compensation Committee approval).

Stock Ownership Guidelines.  Effective December 2005, the Compensation Committee recommended and the Board approved stock ownership guidelines for our directors. See “Executive Compensation — Compensation of Directors — Stock Ownership Guidelines” for a description of these guidelines. These guidelines are designed to encourage our directors to increase and maintain their equity stake in our company and thereby to more closely link their interests with those of our stockholders. Although no formal stock ownership guidelines have been established by the Board for executive officers, a policy has been discussed by the Compensation Committee from time to time and may be considered for approval and recommendation to the Board in 2008.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee oversees our company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based upon such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Hypercom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its 2008 proxy statement. This report is provided by the following independent directors, who comprised the Compensation Committee at the time of the recommendation above:

COMPENSATION COMMITTEE

Ian Marsh, Chairman
Johann Dreyer
Phillip Riese

* The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As discussed above, Norman Stout served as chairman of the Compensation Committee in 2007, and qualified as an independent director during his tenure on the Compensation Committee. Mr. Stout resigned from the Compensation Committee in December 2007 upon entering into an agreement with Hypercom to become employed by our company as Chairman of the Company. None of the current members of the Compensation Committee is or has been an employee of our company or any of its subsidiaries. During Fiscal 2007, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. Other than Mr. Stout, none of our current or our past executive officers served on the Compensation Committee in Fiscal 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information about compensation expensed or accrued by our company during Fiscal 2007 and 2006 (as applicable) for the Named Executive Officers.

In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and except as set forth below, does not include perquisites and other personal benefits received by the Named Executive Officers that do not exceed, in the aggregate, $10,000.

Summary Compensation Table — Fiscal 2007 and 2006

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation	Earnings	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Philippe Tartavull	2007	309,615	—	336,792	257,580	—	—	259,824	1,163,811
Chief Executive Officer and President
William Keiper	2007	312,285	—	(136,414)	(26,223)	—	—	717,349	866,997
Former Chief	2006	400,000	79,234	448,495	388,926	—	—	456,223	1,772,878
Executive Officer
Thomas Liguori	2007	315,000	—	—	269,571	—	—	1,485	735,704
Former SVP and	2006	300,000	—	147,857	192,402	—	—	467,261	1,107,520
Chief Financial Officer
Douglas Reich	2007	203,860	—	—	42,634	—	—	—	246,494
SVP, General Counsel, Chief Compliance Officer and Secretary
Scott Tsujita	2007	174,680	—	—	76,724	—	—	—	251,404
SVP, Finance, Treasury and Investor Relations
Neil Hudd	2007	220,366	—	(102,393)	(23,495)	—	—	371,354	465,832
Former SVP, Global	2006	265,000	41,598	201,033	149,948	—	—	636,324	1,293,903
Product Development and Marketing

(1)	Reflects the amount of salary received by Messrs. Tartavull, Keiper and Hudd in Fiscal 2007. Mr. Tartavull began receiving a salary in February 2007 and his annualized salary for Fiscal 2007 was increased from $350,000 to $450,000 in December 2007. Mr. Keiper resigned as CEO, effective August 15, 2007. Mr. Hudd resigned as Senior Vice President, Global Product Development and Marketing, effective September 30, 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006 and 2007, respectively, for the fair value of restricted stock granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions but include the impact of actual forfeitures. Messrs. Keiper, Liguori and Hudd forfeited 100,000, 25,000 and 50,000 shares of unvested restricted stock, respectively, in Fiscal 2007. See Note 14 and 13, respectively, to the Consolidated Financial Statements included in our Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2006 and 2007, respectively, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2006 and 2007 for the fair value of stock options granted to the NEOs in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions but include the impact of actual cancellations, expirations or forfeitures. All outstanding options of Messrs. Keiper and Hudd, whether vested or unvested, were either cancelled or expired unexercised in Fiscal 2007 pursuant to the terms of the NEO’s respective separation agreement. See Note 14 and 13, respectively, to the Consolidated Financial Statements included in our Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2006 and 2007, respectively, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

(4)	See the All Other Compensation Table below for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation Table — Fiscal 2007 and 2006

		Commuting	Relocation	Severance	Consulting	Tax	Other
		Expenses(1)	Expenses(2)	Payments(3)	Fees(4)	Payments(5)	Benefits(6)	Total
Name of Executive		($)	($)	($)	($)	($)	($)	($)

Philippe Tartavull	2007	84,190	—	—	—	174,384	1,250	259,824
William Keiper	2007	—	—		195,804	14,453	7,092	717,349
	2006	—	257,084	500,000	—	199,139	—	456,223
Thomas Liguori	2007	—	—	—	—	—	1,485	1,485
	2006	—	467,261	—	—	—	—	467,261
Neil Hudd	2007	—	119,404	140,000	46,666	61,932	3,352	371,354
	2006	—	636,324	—	—	—	—	636,324

(1)	This column reports the cost to our company of providing reimbursement for lodging and transportation expenses incurred by the NEO for purposes of commuting to our corporate headquarters from out of state, including taxes paid by our company on the “gross-up” of such benefits.

(2)	This column reports the cost to our company of providing relocation benefits or reimbursement for relocation expenses during Fiscal 2006 and 2007, respectively. This category reports fees and other costs borne by Hypercom in Fiscal 2007 in connection with (a) the home purchase for Mr. Hudd, as described further in “Compensation Discussion and Analysis” under the subheading “Other Benefits and Perquisites;” and (b) relocation expenses paid in accordance with Mr. Hudd’s separation agreement (see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” below). See the Relocation Expenses Table below for additional information regarding relocation expenses during Fiscal 2006 for Messrs. Keiper, Liguori and Hudd.

(3)	This column reports the cost to our company of all severance payments made to the NEO in Fiscal 2007, including, with respect to Mr. Keiper, a cash retention bonus pursuant to the terms of his separation agreement.

(4)	This column reports the cost to our company of providing consulting fees and related incentive compensation to the NEO pursuant to the terms of the NEO’s respective consulting agreement (see “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” below).

(5)	This column reports taxes paid by our company on the “gross-up” on grants of restricted stock awards that vested in Fiscal 2006 and 2007, respectively.

(6)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the NEO. These other benefits include: (a) in the case of Mr. Tartavull, the amount of cash compensation earned in Fiscal 2007 for Board and committee service as a non-employee director; (b) in the case of Messrs. Keiper and Liguori, closing costs paid by Hypercom in connection with the NEO’s respective relocation; and (c) in the case of Messrs. Keiper and Hudd, COBRA premiums paid under the NEO’s previous medical plan pursuant to the terms of the NEO’s respective separation and/or consulting agreement.

Relocation Expenses Table — Fiscal 2006

The following table describes each component of the Relocation Expenses column in the All Other Compensation Table for Fiscal 2006:

	Detail of Relocation Expenses — 2006 ($)
Relocation Expenses:	Keiper	Liguori	Hudd

Family/household goods transport	19,267	18,350	125
Lodging, meals and transportation	4,708	4,309	11,065
House hunting	—	572	3,918
Temporary housing	22,597	—	—
Realtor commissions	100,000	—	—
Closing costs	—	24,930	19,231
Tax Gross-Up	110,512	23,957	23,416
Home purchase(1)	—	395,143	578,569
Total ($)	257,084	467,261	636,324

(1)	This category reports fees and other costs borne by Hypercom in Fiscal 2006 in connection with the home purchases for Messrs. Liguori and Hudd, as described further in “Compensation Discussion and Analysis” under the subheading “Other Benefits and Perquisites.”

Plan-Based Awards During Fiscal 2007

The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during Fiscal 2007.

Grants of Plan-Based Awards — Fiscal 2007

								All			Grant
								Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value
								Number of	Number of	or Base	of Stock
								Shares of	Securities	Price of	and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards(1)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Philippe Tartavull	February 6, 2007	0	450,000	675,000	—	—	—	25,000		—	147,500
Chief Executive	February 6, 2007							25,000		—	147,500
Officer and	February 6, 2007							35,000		—	206,500
President	February 6, 2007								100,000	5.90	352,000
	August 7, 2007								25,000	5.01	64,973
William Keiper	August 15, 2007	—	—	—	—	—	—
Former Chief								8,333	—	—	36,082
Executive Officer
Thomas Liguori	August 7, 2007	—	—	—	—	—	—
Former SVP and									25,000	5.01	64,973
Chief Financial Officer
Douglas Reich	August 7, 2007	0	62,381	—	—	—	—
SVP, General									10,000	5.01	25,989
Counsel, Chief Compliance Officer and Secretary
Scott Tsujita	August 7, 2007	0	53,797	—	—	—	—
SVP, Finance,									15,000	5.01	38,984
Treasury and Investor Relations
Neil Hudd	—	—	—	—	—	—	—	—	—	—	—
Former SVP, Global Product Development and Marketing

(1)	This column reports the grant date fair value for each equity award computed in accordance with SFAS 123R.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

Philippe Tartavull.  On January 16, 2007, we entered into a three year employment agreement covering the appointment of Philippe Tartavull as our President, with a term commencing on February 6, 2007 and expiring on February 5, 2010. Mr. Tartavull’s employment agreement was amended on July 11, 2007 and, on December 20, 2007, we entered into an amended and restated employment agreement in connection with Mr. Tartavull’s appointment as CEO, which provides for a two year term commencing on December 20, 2007 and expiring on December 20, 2009. Pursuant to the terms of the original agreement, Mr. Tartavull was to receive an annual base salary of $350,000; however, this amount was increased to $450,000 in connection with Mr. Tartavull’s promotion to CEO. Mr. Tartavull will be eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieves the annual performance goals that are set by the Board of Directors, and will be eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee are substantially exceeded. Further, in connection with his entry into the original employment agreement, Mr. Tartavull received 35,000 shares of restricted common stock which vested immediately upon grant; 50,000 shares of restricted common stock, the vesting of which will be tied to the achievement of certain performance goals for fiscal years 2007 and 2008 that will be determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction; and, an option to purchase 100,000 shares of our common stock of which 33.33% of the award vests after one year from the date of grant and the remaining 66.67% of the award vests equally over a period of 24 months thereafter. The foregoing equity awards, and their vesting schedules, were unaffected by the amended and restated employment agreement. Also, in connection with his promotion to CEO, Mr. Tartavull received an option to purchase an additional 300,000 shares of our common stock, which vests in an identical manner as the option to purchase 100,000 shares of our common stock. Mr. Tartavull also participates in the benefit plans that are available to all Hypercom employees.

In the event that Mr. Tartavull is terminated without “cause” or resigns for “good reason,” he will receive an amount equal to the greater of one year of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the amendment and restated employment agreement’s term had termination not occurred. Additionally, in the event of termination without cause or resignation for good reason, all of Mr. Tartavull’s shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms. Finally, Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 12 months in the event he is terminated without cause or resigns for good reason.

The amended and restated employment agreement also contains a change of control provision that states that if Mr. Tartavull is terminated without cause or resigns for good reason within 12 months following a change of control: (i) he will receive a payment equal to the greater of one and one-half years of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred; (ii) all of his shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms; (iii) Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 18 months; and (iv) if Mr. Tartavull relocates his residence from Phoenix, Arizona to Malibu, California within six months of his termination after a change in control, and such relocation is not at the expense of a new employer, we will reimburse Mr. Tartavull for reasonable moving expenses to relocate, but only in the event that he has previously relocated from Malibu to Phoenix.

William Keiper.  We employed William Keiper, our CEO, pursuant to an employment agreement that commenced on August 29, 2005 and by its terms was to terminate on August 28, 2010; however, as discussed below, Mr. Keiper resigned as CEO, effective August 15, 2007. Pursuant to the terms of his employment agreement, Mr. Keiper received an annualized salary of $400,000. Mr. Keiper was eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieved the annual performance goals set by the Board of Directors, and was eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee were substantially exceeded. Further, Mr. Keiper received: (i) 50,000 shares of restricted common stock that vested immediately upon grant; (ii) 100,000 shares of restricted common stock, the vesting of which were tied to the achievement of certain performance goals for Fiscal 2007 that were determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction; and (iii) an option to purchase 100,000 shares of our common stock of which 25% of the grant vested immediately with the remaining 75% of the grant vesting over a period of 36 months from the effective date of Mr. Keiper employment agreement. Mr. Keiper also participated in the benefit plans that were available to all Hypercom employees.

In the event that Mr. Keiper had been terminated without “cause” during the first twelve months of his employment agreement, he would have received an amount equal to two years of his base salary; after such period, he would have received an amount equal to one year of his base salary. Under his employment agreement, Hypercom would have paid Mr. Keiper’s COBRA payments for a period of 18 months in the event he was terminated without cause. The employment agreement also contained a change of control provision that stated if Mr. Keiper resigned for good reason following a change of control, he would receive either (i) a payment equal to two years of his base salary if the change of control occurred within 36 months of the effective date of the employment agreement, or (ii) a payment of one year of his base salary if the change of control occurred after 36 months from the effective date of the employment agreement. Under his employment agreement, Hypercom would have paid Mr. Keiper’s COBRA payments for a period of 18 months if Mr. Keiper resigned for good reason following such change of control.

Mr. Keiper resigned from his position as CEO, effective August 15, 2007. In connection with his resignation, Mr. Keiper entered into a separation agreement as well as a consulting agreement. For details regarding his separation agreement, see “Compensation Discussion and Analysis — Analysis of Executive Compensation and Components of Executive Compensation — Severance and Change of Control Arrangements” on page 17 above.

Pursuant to his separation agreement, Mr. Keiper and Hypercom entered into a consulting agreement on July 11, 2007, as amended, pursuant to which Mr. Keiper agreed to provide consulting services to us for a period of 120 days following his resignation date in connection with the further development of certain of our contract manufacturing relationships. In consideration for the performance of these consulting services, Mr. Keiper is entitled to receive: (i) a lump sum payment of $50,000 payable on or before November 15, 2007; (ii) a monthly fee of $37,500 for each month during which the consulting agreement is in effect; (iii) a fee of up to $33,334 if certain manufacturing agreements are completed on or before November 15, 2007; (iv) a fee of $33,333 if we are able to meet a targeted reduction in our standard cost board-level materials; (v) a fee of up to $33,333 if our net inventory as publicly reported in our December 31, 2007 financial statements is lower than the net inventory publicly reported in our June 30, 2007 financial statements; and (vi) reimbursement for all reasonable, direct business expenses incurred. For a period of 12 months following the term of the consulting agreement, Mr. Keiper is prohibited from engaging in activities, or accepting employment from any business entity, within the United States that directly or indirectly competes with us or any of our products or solutions. As of December 31, 2007, Mr. Keiper had received a total of $199,084 in fees and insurance payments under the consulting agreement.

Thomas Liguori.  We employed Thomas Liguori, our former Senior Vice President and CFO, pursuant to an offer of employment (the “Offer Letter”), which became effective on October 31, 2005. Under the terms of the Offer Letter, Mr. Liguori received an annualized salary of $300,000. Mr. Liguori was eligible for an annual bonus of up to 100% of his annual base salary if Hypercom achieved the annual performance goals set by the Board of Directors, and was eligible to earn an annual bonus of up to 150% of his annual base salary if the corporate financial targets and the individual management objectives set by the Compensation Committee were substantially exceeded. He also received 50,000 shares of restricted common stock, the vesting of which were tied to the achievement of certain performance goals for fiscal year 2007 that were determined by the Board of Directors, or sooner, in the event of a Change of Control Transaction. Mr. Liguori also received an option to purchase 100,000 shares of our common stock, which were to vest in equal installments over three years. Pursuant to the terms of the Offer Letter, Mr. Liguori also received relocation assistance. The Offer Letter also contained a change of control provision that stated if a change of control occurred within 36 months of the effective date of Mr. Liguori’s employment and Mr. Liguori resigned for good reason following a change of control, he would have received a payment equal to one year’s base salary and Hypercom would pay Mr. Liguori’s COBRA payments for 18 months. If the change of control had occurred after 36 months of the effective date of Mr. Liguori’s employment, he would have received a payment equal to 6 months of his base salary and Hypercom would have paid Mr. Liguori’s COBRA payments for 18 months.

On July 11, 2007, the Offer Letter was amended (the “Amended Employment Agreement”). The Amended Employment Agreement provided that Mr. Liguori would receive an increased minimum base salary of $315,000 per year (retroactive for 2007), would continue to be eligible for annual performance-based compensation of up to 150% of his minimum base salary, and would continue to retain all stock options, non-forfeited restricted stock options and other benefits that were granted to him in the Offer Letter. In the Amended Employment Agreement, Mr. Liguori acknowledged forfeiture of 25,000 shares of restricted stock based on the failure of Hypercom to substantially achieve the 2006 performance goals. The Amended Employment Agreement also provided that in the event that either (x) Mr. Liguori was terminated other than for cause during the 4-month period after a new CEO took office, or (y) a change of control occurred and, during the 12 month period following such change of control, Mr. Liguori was terminated without cause or he resigned for good reason, then Mr. Liguori was entitled to receive the following separation benefits: (i) a lump sum payment equal to one year of his then current base salary; (ii) 18 months of insurance coverage paid by Hypercom; (iii) a relocation allowance in the form of a lump sum payment equal to 50% of his then outstanding base salary, if such termination or resignation occurred within 24 months of his date of employment; (iv) all outstanding stock options owned by him would vest upon the effective date of his termination; and (v) 25,000 shares of restricted stock granted to him that were otherwise subject to restrictions based on attainment of certain performance goals for 2007 would become unrestricted. Under the Amended Employment Agreement, if Mr. Liguori was terminated for cause or resigned for good reason, he would only be entitled to that compensation due to him through such date. Mr. Liguori’s employment was at will and therefore there was no predetermined termination date. Also, pursuant to the Amended Employment Agreement, for a period of 12 months following termination, Mr. Liguori would have been prohibited from accepting employment in any business entity in the world that directly competes with us.

On February 22, 2008, Mr. Liguori resigned as Senior Vice President and CFO. In connection with his resignation, Mr. Liguori entered into a separation agreement. For details regarding his separation agreement, see “Compensation Discussion and Analysis — Analysis of Executive Compensation and Components of Executive Compensation — Severance and Change of Control Arrangements” on page 17 above.

Other Named Executive Officers and Senior Executives.  Douglas Reich, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, is employed pursuant to an offer letter that sets an initial base salary. Scott Tsujita, our Senior Vice President, Finance, Treasury and Investor Relations, is not employed pursuant to an offer letter or other agreement.

We also previously employed Neil Hudd, our Senior Vice President, Global Product Development and Marketing, pursuant to an offer letter that set an initial base salary and possible target and maximum bonuses. On July 31, 2007, we entered into a separation agreement with Mr. Hudd pursuant to which he agreed to resign from his position with our company, effective as of September 30, 2007. For details regarding his separation agreement, see “Compensation Discussion and Analysis — Analysis of Executive Compensation and Components of Executive Compensation — Severance and Change of Control Arrangements” on page 17 above.

In accordance with the separation agreement, Mr. Hudd entered into a consulting agreement, dated and effective as of October 1, 2007, with one of our subsidiaries. Under the consulting agreement, Mr. Hudd agreed to provide certain consulting services to us for a period of three months following his resignation date. In consideration for performance of these consulting services, Mr. Hudd is entitled to receive: (i) a monthly fee of $23,333 for each month during which the consulting agreement is in effect; (ii) reimbursement for all reasonable, direct business expenses incurred; and (iii) for a period of three months commencing on October 1, 2007, Hypercom-paid insurance coverage. As of December 31, 2007, Mr. Hudd had received a total of $50,018 in fees and insurance payments under the consulting agreement.

Awards

During Fiscal 2007, the Compensation Committee granted stock options to all of the Named Executive Officers except Messrs. Keiper and Hudd under both our Long-Term Incentive Plan and our Broad-Based Incentive Plan. These options vest one third on each of the first, second and third anniversary of the grant date.

Salary and Bonus in Proportion to Total Compensation

We believe our key stakeholders, including stockholders and employees, are best served by having our executive officers focused and rewarded based upon the long-term results of our company. In addition to stock options, we have awarded approximately 1.0% of the outstanding stock of our company in the form of restricted shares to our executive officers. A substantial majority of the restricted stock awards are performance based, which means our company must meet certain performance goals for such awards to fully vest other than in a Change of Control Transaction. Please see “Compensation Discussion and Analysis” beginning on page 11 for a description of the objectives of our compensation program and overall compensation philosophy.

Fiscal Year-End Holdings of Equity-Based Awards

The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End — Fiscal 2007

		Option Awards(1)					Stock Awards(2)
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
									Plan	or Payout
				Equity					Awards:	Value of
				Incentive					Number	Unearned
				Plan				Market	of Unearned	Shares,
		Number		Awards:				Value of	Shares,	Units or
		of	Number of	Number			Number of	Shares	Units or	Other
		Securities	Securities	of Securities			Shares or	or Units of	Other	Rights
		Underlying	Underlying	Underlying			Units of	Stock	Rights That	That
		Unexercised	Unexercised	Unexercised	Option		Stock That	That	Have	Have
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Not	Not
		(#)	(#)	Options	Price	Expiration	Vested(4)	Vested(5)	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	(#)	($)	Date(3)	(#)	($)	(#)	($)

Philippe Tartavull	04/03/2006	15,000	—	—	9.29	04/03/2016			—	—
President and Chief	02/06/2007	—	100,000		5.90	02/06/2017	50,000	249,000
Executive Officer	08/07/2007	—	25,000		5.01	08/07/2017
William Keiper	—	—	—	—	—	—	—	—	—	—
Former Chief
Executive Officer
Thomas Liguori	11/14/2005	66,667	33,334	—	6.90	05/22/2008	—	—	—	—
Former SVP and	05/08/2006	8,333	16,667		10.59	05/22/2008
Chief Financial	08/07/2007	—	25,000		5.01	02/22/2008
Officer
Douglas Reich	10/31/2001	100,000	—	—	5.15	10/31/2011			—	—
SVP, General	05/08/2006	3,333	6,667		10.59	05/08/2016
Counsel, Chief	08/07/2007	—	10,000		5.01	08/07/2017
Compliance Officer and Secretary
Scott Tsujita	01/15/1999	25,600	—	—	10.38	01/15/2009			—	—
SVP, Finance,	06/14/2000	10,000	—		13.38	06/14/2010
Treasury and	05/08/2006	6,666	13,334		10.59	05/08/2016
Investor Relations	08/07/2007	—	15,000		5.01	08/07/2017
Neil Hudd	—	—	—	—	—	—	—	—	—	—
Former SVP, Global Product Development and Marketing

(1)	See Option Awards Vesting Schedule table below for details regarding the vesting schedule for outstanding option grants at December 31, 2007.

(2)	With respect to Mr. Tartavull’s restricted stock award granted February 6, 2007, 50% vested upon achievement of 2007 performance goals, effective February 6, 2008, and 50% vests upon achievement of 2008 performance goals.

(3)	Per the terms of Mr. Liguori’s separation agreement, all options held by Mr. Liguori that were vested as of his resignation date (February 22, 2008) will expire 90 days from such date, or May 22, 2008. All unvested options held by Mr. Liguori as of his resignation date were forfeited on such date.

(4)	This column represents outstanding awards of restricted stock at December 31, 2007. We describe these restricted stock awards in more detail in “Compensation Discussion and Analysis” under the subheading “2007 Restricted Stock Awards.”

(5)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of Fiscal 2007 ($4.98 per share as of December 31, 2007, the last trading day of Fiscal 2007) by the number of shares of restricted stock listed for the specified NEO.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

01/15/1999	33% vests each year for three years from the date of grant
06/14/2000	33% vests each year for three years from the date of grant
10/31/2001	33% vests each year for three years from the date of grant
11/14/2005	33% vests each year for three years from the date of grant
04/03/2006	100% vests in one year
05/08/2006	33% vests each year for three years from the date of grant
08/07/2007	33% vests each year for three years from the date of grant

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2007

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the NEOs during Fiscal 2007.

Option Exercises and Stock Vested — Fiscal 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Philippe Tartavull	—	—	35,000	206,500
President and Chief Executive Officer
William Keiper	—	—	8,333	36,082
Former Chief Executive Officer
Thomas Liguori	—	—	—	—
Former SVP and Chief Financial Officer
Douglas Reich	—	—	—	—
SVP, General Counsel, Chief Compliance Officer and Secretary
Scott Tsujita	—	—	—	—
SVP, Finance, Treasury and Investor Relations
Neil Hudd	—	—	17,432	88,206
Former SVP, Global Product Development and Marketing

(1)	The amount in this column is calculated by multiplying the closing market price of our common stock on the applicable vesting date by the number of shares of restricted stock listed for the specified NEO.

Potential Payments upon Termination or Change of Control

As noted in this proxy statement under the heading “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements,” we have entered into an employment agreement with our CEO and President, Philippe Tartavull, and separation agreements with our former CEO, William Keiper, our former CFO, Thomas Liguori, and our former Senior Vice President, Global Product Development and Marketing, Neil Hudd. Douglas Reich is employed pursuant to an offer letter, but Scott Tsujita is not. However, neither Mr. Reich’s offer letter, nor any agreement or arrangement with Mr. Tsujita, contain provisions concerning their termination. These employment agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the specified NEO, and the separation agreements provided for payments of certain benefits as a result of the termination of the employment of Messrs. Keiper, Liguori and Hudd. The NEO’s rights upon termination of his employment depend upon the circumstance of the termination.

Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “cause” and “good reason” that are used in those agreements. For purposes of the employment agreement with Mr. Tartavull, we have “cause” to terminate Mr. Tartavull if he has engaged in any of a list of specified activities, including developing or pursuing interests substantially adverse to Hypercom, materially breaching his employment or confidentiality agreement, failing to devote a majority of his business time, effort and attention to the affairs of Hypercom, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition. For purposes of the employment agreement with Mr. Tartavull, he is said to have “good reason” to terminate his employment upon a change of control and thereby gain access to the benefits described below if we assign him duties that are materially inconsistent with his respective position, reduce his base salary or material reduce his benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers), or call for relocation outside of Maricopa County, Arizona or Malibu, California.

The employment agreement with Mr. Tartavull requires, as a precondition to the receipt of any post-termination payments thereunder, that he sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. It also includes confidentiality and non-disclosure provisions that would apply for an unlimited period of time following Mr. Tartavull’s termination of employment and non-disparagement provisions that would apply for an unlimited period of time following Mr. Tartavull’s termination of employment.

The agreement for Mr. Tartavull specifies the payment to him in one or more of the following situations:

•	Involuntary termination without cause or resignation with good reason;

•	Death;

•	Disability; and

•	Without cause or with good reason upon a change of control.

In the event that Mr. Tartavull is terminated without “cause” or resigns for “good reason,” he will receive an amount equal to the greater of one year of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred. Additionally, in the event of termination without cause or resignation for good reason, all of Mr. Tartavull’s shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms. Finally, Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 12 months in the event he is terminated without cause or resigns for good reason.

In the event of death, Mr. Tartavull will receive no additional payment, but any unvested restricted stock shall become vested and pass to Mr. Tartavull’s estate or beneficiary, except for restricted common stock governed by a conflicting agreement or performance requirements, the vesting of which is contingent upon continued employment with Hypercom. In the event of disability that renders him unable to perform the services of President and CEO for a period of three consecutive months, Mr. Tartavull will receive base salary and expenses otherwise payable during the period of disability. Hypercom will pay Mr. Tartavull’s COBRA payments for 12 months to his estate or to him, as the case may be, in the event of his death or disability.

The employment agreement also contains a change of control provision that states that if Mr. Tartavull is terminated without cause or resigns for good reason within 12 months following a change of control: (i) he will receive a payment equal to the greater of one and one-half years of his base salary or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of termination to the end of the agreement’s term had termination not occurred; (ii) all of his shares of restricted stock and options to purchase common stock will immediately vest, provided that the exercise price is less than the fair market value of our common stock on the date of termination, and such options will remain exercisable until the expiration date of their original terms; (iii) Hypercom will pay Mr. Tartavull’s COBRA payments for a period of 18 months; and (iv) if Mr. Tartavull relocates his residence from Phoenix, Arizona to Malibu, California within six months of his termination after a change in control, and such relocation is not at the expense of a new employer, we will reimburse Mr. Tartavull for reasonable moving expenses to relocate, but only in the event that he has previously relocated from Malibu to Phoenix.

Our Broad-Based Incentive Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control,” as defined in such plan, all outstanding options and other awards under such plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the plans may exercise their options prior to the occurrence of the event constituting the change of control. The Long-Term Incentive Plan provides that upon a “change of control,” as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse, which the Board approved in February 2007. In addition, participants in the Long-Term Incentive Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

The tables below illustrate the payouts to each applicable NEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2007.

Name of Participant: Philippe Tartavull

				Resignation for
	Involuntary			Good Reason
	Termination			Following
	Without			Change of
	Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	900,000	—	112,500	900,000
Stock Options	—	—	—	—
Restricted Stock	249,000	124,500	—	249,000
COBRA Benefits	13,623	13,623	13,623	20,435
Total ($)	1,162,623	138,123	126,123	1,169,435

Name of Participant: Douglas Reich

Resignation for
	Involuntary			Good Reason
	Termination			Following
	Without			Change of
	Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	—	—	—	207,937
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—
Total ($)	—	—	—	207,937

Name of Participant: Scott Tsujita

Resignation for
	Involuntary			Good Reason
	Termination			Following
	Without			Change of
	Cause	Death	Disability	Control
	($)	($)	($)	($)

Severance	—	—	—	179,322
Stock Options	—	—	—	—
Restricted Stock	—	—	—	—
COBRA Benefits	—	—	—	—
Total ($)	—	—	—	179,322

The following table illustrates the payouts to Messrs. Keiper, Liguori and Hudd under their separation agreements.

	Severance	Stock Options	Restricted Stock	COBRA	Total
	($)	($)	($)	($)	($)

William Keiper	500,000	—	36,082	14,760	550,842
Thomas Liguori	315,000	—	97,500	—	412,500
Neil Hudd	280,000	—	—	6,703	286,703

Compensation of Directors

Annual retainer and meeting fees.  Non-employee directors are each paid an annual retainer of $30,000, payable $7,500 per each quarter of service as a non-employee director. This retainer includes attending one scheduled Board meeting and the related scheduled committee meetings held in connection with such Board meeting for such quarter; plus $1,250 for each additional Board meeting attended in person or by telephone during such quarter; plus $500 for each additional committee meeting attended in person or by telephone and not held in connection with a Board meeting during such quarter. A non-employee director that serves as Board Chairman or Lead Director receives an additional $50,000 per year, payable $12,500 per quarter. The Audit Committee Chairman receives an additional $30,000 per year, payable $7,500 per quarter. The Compensation Committee and the Nominating/Corporate Governance Committee Chairmen each receive an additional $10,000 per year, payable $2,500 per quarter.

Options.  Under the current Nonemployee Directors’ Plan, each newly elected non-employee director receives an option to purchase 15,000 shares of our common stock. Each non-employee director also receives an option to purchase 15,000 shares of common stock each year following Hypercom’s annual earnings release, which typically occurs in early March. These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant. Unless earlier terminated, forfeited or surrendered pursuant to the Nonemployee Directors’ Plan, each option granted expires on the tenth anniversary date of the grant.

Expenses.  Each non-employee director is also reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Stock Ownership Guidelines.  Effective December 31, 2005, pursuant to Board resolution, each member of the Board must own shares of our common stock having a value of at least $15,000, based upon the market price of such shares on the date acquired, plus any increase in the basis thereof. Each new Board member joining the Board must comply with this policy no later than two years after the date on which they become a Board member.

Employee Directors.  Employee directors do not receive additional compensation for service on the Board or its committees. Employee directors also are not eligible to participate in the Nonemployee Directors’ Plan, but are eligible to participate in our other incentive stock plans. During Fiscal 2007, William Keiper was an employee director. All compensation paid to Mr. Keiper is reported above because he is a Named Executive Officer. Norman Stout and Philippe Tartavull were both non-employee directors and employee directors at various times during Fiscal 2007. Mr. Stout served as a non-employee director until his appointment as an executive officer, effective

December 31, 2007. Mr. Tartavull served as a non-employee director until his acceptance on January 16, 2007 of an offer to be appointed President of Hypercom. He was reappointed as an employee director upon becoming CEO, effective December 20, 2007. All compensation paid to Mr. Tartavull is reported above because he is a Named Executive Officer. See “Executive Compensation — Summary Compensation Table” beginning on page 23 for more information.

Mr. Stout became an employee director on December 31, 2007 and is employed as Chairman of the Company pursuant to an employment agreement dated December 26, 2007 (the “Stout Employment Agreement”). Mr. Stout’s employment as Chairman of the Company commenced December 31, 2007 and will terminate on June 30, 2009.

Under the Stout Employment Agreement, Mr. Stout will receive an annualized base salary of $350,000. He will also be eligible for an annual bonus equal to the amount of the annual cash bonus payment as earned by our CEO, if any, during the term of the Stout Employment Agreement. On January 15, 2008, we granted Mr. Stout 50,000 shares of restricted common stock, subject to the terms set forth in our form of restricted stock agreement. Further, Mr. Stout received, on January 15, 2008, an option to purchase 500,000 shares of our common stock with a per share exercise price equal to the fair market value of the per share price of the common stock on that date. Such options will vest and be fully exercisable on the first anniversary of the grant date with respect to 33.33% of the total number of shares subject to the options. The remaining 66.67% of the option will vest in equal monthly installments over a period of 24 months thereafter. Mr. Stout is also eligible to participate in our benefit plans that are available to all of our employees. Pursuant to the Stout Employment Agreement, Mr. Stout also entered into a Hypercom employee confidentiality and non-solicitation agreement.

In the event that Mr. Stout is terminated without cause, or resigns for good reason, he will be entitled to receive: (i) an amount equal to the greater of one year of base salary at the rate then in effect or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the term of the Stout Employment Agreement had he remained employed through such period; (ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Hypercom options (and such options will remain exercisable until their original expiration date); and (iii) payment of COBRA benefits for a period of 12 months.

The Stout Employment Agreement also contains a change of control provision that states that if Mr. Stout resigns for good reason within one year following a change of control, he will receive: (i) an amount equal to the greater of 18 months of base salary at the rate then in effect or the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the term of the Stout Employment Agreement had he remained employed through such period; (ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Hypercom options (and such options will remain exercisable until their original expiration date); and (iii) payment of COBRA benefits for a period of 18 months.

The following table sets forth the compensation paid to our non-employee directors and Mr. Stout, who became an employee director on December 31, 2007, for their service as non-employee directors in Fiscal 2007 (amounts in dollars).

Director Compensation — 2007

					Change in
					Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash(1)	Awards	Awards(2)	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Daniel D. Diethelm	201,250	—	103,388	—	—	—	304,638
Johann J. Dreyer	—	—	34,388	—	—	—	34,388
Ian K. Marsh	36,250	—	48,033	—	—	—	84,283
Phillip J. Riese	71,250	—	43,460	—	—	—	114,710
Norman Stout	70,000	—	43,460	—	—	—	113,460

(1)	This column reports the amount of cash compensation earned in Fiscal 2007 for Board and committee service. Mr. Marsh began his tenure as a non-employee director in July 2007. Mr. Dreyer began his tenure as a non-employee director in December 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal 2007 for the fair value of stock options granted to the directors in accordance with SFAS 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123R.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge as derived from filings with the SEC and other public information, the following table sets forth, as of April 28, 2008, the number and percentage of outstanding shares of our common stock beneficially owned by each Named Executive Officer presently employed by Hypercom, each director and director nominee, each person known to beneficially own more than 5% of our common stock, and by all executive officers and directors of Hypercom as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned	Owned

Philippe Tartavull(2)	100,000	*
Douglas Reich(3)	105,333	*
Scott Tsujita(4)	76,900	*
Daniel D. Diethelm(5)	93,320	*
Johann J. Dreyer	3,800	*
Keith B. Geeslin(6)	10,544,000	16.5%
Ian K. Marsh	—	—
Phillip J. Riese(7)	62,500	*
Norman Stout(8)	188,750	*
Alex Meruelo Living Trust(9)	3,895,000	7.3%
Coghill Capital Management, L.L.C.(10)	2,662,272	5.0%
Dimensional Fund Advisors LP(11)	4,330,714	8.1%
Discovery Group I, LLC(12)	2,673,235	5.0%
FP Hypercom Holdco, LLC(6)	10,544,000	16.5%
RLR Capital Partners, LP(13)	3,667,307	6.9%
All executive officers and directors as a group (9 persons)(14)	11,174,603	17.4%

*	Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of April 28, 2008. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from April 28, 2008 through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 53,393,279 shares of common stock outstanding as of April 28, 2008. Unless otherwise noted, the persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Unless otherwise noted, the address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053.

(2)	Includes options to purchase 15,000 shares of our common stock and 25,000 shares of restricted common stock whose vesting is subject to the achievement of performance goals for 2008 (if such performance goals are not achieved these shares of restricted stock are subject to forfeiture).

(3)	Includes options to purchase 103,333 shares of our common stock.

(4)	Includes options to purchase 42,267 shares of our common stock and 12,633 shares purchased under our company’s 1997 Employee Stock Purchase Plan.

(5)	Includes options to purchase 58,750 shares of our common stock.

(6)	Includes 10,544,000 shares of our common stock issuable upon exercise of a warrant issued to FP Hypercom Holdco, LLC (the “Warrant”), which is exercisable at any time at the holder’s election and expires on April 1, 2013. Based upon information set forth in a Schedule 13D filed with the SEC on April 9, 2008 by FP Hypercom Holdco, LLC and certain of its affiliates, FP Hypercom Holdco, LLC and its affiliates named therein have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 10,544,000 shares of our common stock issuable upon exercise of the Warrant. For purposes hereof, Mr. Geeslin disclaims beneficial ownership of 10,544,000 shares of our common stock issuable upon exercise of the Warrant, except to the extent of his economic interest in the funds that are members of FP Hypercom Holdco, LLC. The address of FP Hypercom Holdco, LLC and its affiliates is One Letterman Drive, Building C, Suite 410, San Francisco, California 94129.

(7)	Includes options to purchase 52,500 shares of our common stock.

(8)	Includes options to purchase 54,750 shares of our common stock.

(9)	Based upon information set forth in a Schedule 13D/A filed with the SEC on January 22, 2008, by the Alex Meruelo Living Trust Alex Meruelo, Luis Armona, Alise Insurance Company, Inc. and Armando Delgado, which persons and entities constitute a group pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, reporting that the members of the group have sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 3,895,000 shares in the aggregate. The address of each member of the group is 9550 Firestone Blvd., Suite 105, Downey, California 90241.

(10)	Based upon information set forth in a Schedule 13G filed with the SEC on January 18, 2008, by Coghill Capital Management, L.L.C., reporting that CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C. and Clint D. Coghill have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 2,662,272 shares. The address of Coghill Capital Management, L.L.C. is One North Wacker Drive — Suite 4350, Chicago, Illinois 60606.

(11)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 6, 2008, by Dimensional Fund Advisors LP and certain related entities, reporting sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 4,330,714 shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(12)	Based upon information set forth in a Schedule 13D filed with the SEC on November 19, 2007, by Discovery Group I, LLC, reporting that Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 2,673,235 shares. The address of Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(13)	Based upon information set forth in a Schedule 13D/A filed with the SEC on February 13, 2008, by RLR Capital Partners, LP, reporting that Robert L. Rosen and RLR Capital Partners, LP have shared power to vote or direct the vote over, and to dispose or direct the disposition of, 3,667,307 shares. The address of RLR Capital Partners, LP is 152 West 57th Street, 21st Floor, New York, New York 10019.

(14)	Includes options or warrants to purchase 10,870,600 shares of our common stock held by our current Named Executive Officers and directors.

EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR-END

We maintain the Long-Term Incentive Plan, the Broad-Based Incentive Plan and the Nonemployee Directors’ Plan, pursuant to which we may grant equity awards to eligible persons. We also maintain the 1997 Employee Stock Purchase Plan pursuant to which eligible employees can purchase shares of Hypercom common stock.

The following table gives information as of December 31, 2007, regarding equity awards under the Long-Term Incentive Plan, the Broad-Based Incentive Plan, the Nonemployee Director’s Plan, and the 1997 Employee Stock Purchase Plan.

Equity Compensation Plan Information

Number of
	Number of			Securities
	Securities to be			Remaining Available
	Issued Upon		Weighted-Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Securities
	and Rights		and Rights	Reflected in Column(a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	1,882,327	(1)	$8.13	3,698,029	(2)
Equity compensation plans not approved by security holders	1,092,209	(3)	$5.92	1,670,335

Total	2,974,536		$7.33	5,368,364

(1)	Issuable under the Long-Term Incentive Plan and the Nonemployee Directors’ Plan.

(2)	Includes 63,912 shares available for purchase under the 1997 Employee Stock Purchase Plan.

(3)	Issuable under the Broad-Based Incentive Plan.

See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a description of the Broad-Based Incentive Plan, which, at the time of adoption, did not require stockholder approval and has not subsequently been approved by our stockholders.

APPROVAL OF 2008 EMPLOYEE STOCK PURCHASE PLAN
(PROPOSAL NO. 2)

General

The Board has previously adopted the 1997 Employee Stock Purchase Plan (“Previous Plan”). The Board would like to replace the Previous Plan by adopting the Hypercom Corporation 2008 Employee Stock Purchase Plan (“Proposed Plan”), subject to approval by our stockholders. The Proposed Plan provides a convenient way for employees to authorize payroll deductions on a voluntary basis to purchase the shares of our common stock (“Stock”). Under the Proposed Plan, we will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of Stock at the (i) beginning of a three-month offering period or (ii) at the end of the offering period. We intend that the Proposed Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board believes that the Proposed Plan will encourage broad employee stock ownership and align the employees’ economic interests with those of our stockholders with the hope of enhancing entrepreneurial spirit, which will greatly contribute to our long-term growth and profitability. The Board also believes that offering employees the ability to purchase Stock at a discount will provide them with a meaningful incentive to participate in the Proposed Plan.

The summary of the principal provisions of the Proposed Plan is set forth below. The summary is qualified by reference to the full text of the Proposed Plan, which is attached as Appendix A.

Administration

The Proposed Plan will be administered by the Board, although the Board may delegate some or all of its administrative duties (other than its right to amend or terminate the Proposed Plan) to a Board committee. The Board or such committee has the authority to interpret the Proposed Plan, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the Proposed Plan. If a participant is a member of a committee administering the Proposed Plan, that person may not decide any matter relating to his or her participation in the Proposed Plan.

Shares Available

Under the terms of the Proposed Plan, eligible employees will purchase the shares of Stock directly from us. The maximum aggregate number of shares of Stock that may be purchased by eligible employees under the Proposed Plan is the sum of the number of shares available under the Previous Plan as of July 1, 2008, plus 300,000, subject to appropriate adjustment in the case of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Stock. Shares purchased from us will be either authorized but unissued shares, treasury shares or shares purchased on the open market.

Eligibility

Any employee of our company will be eligible to participate in the Proposed Plan, except those employees who work less than 20 hours per week or five months per year, and any other employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of our company or any subsidiary. Approximately 285 employees of our company currently would be eligible to participate in the Proposed Plan.

Enrollment

An eligible employee may enroll for any three-month offering period, commencing January 1, April 1, July 1 and October 1 of each year by filing an enrollment form with us at least 15 days prior to the commencement of the offering period. After initial enrollment in the Proposed Plan, the employee will be automatically reenrolled in the Proposed Plan for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment, or otherwise become ineligible to participate.

Upon enrollment in the Proposed Plan, the employee must elect a rate at which he or she will make payroll contributions for the purchase of Stock. An employee generally may elect to make contributions in an amount not less than two percent nor more than ten percent of such employee’s earnings (or such higher or lower rates as the Board may specify), although an employee’s contributions will be adjusted downward (or refunded to the extent necessary to ensure that he or she will not purchase during any offering period Stock that has a fair market value, as of the beginning of the offering period, in excess of $25,000) on an annualized basis. This limitation will be adjusted pro rata for the first offering period. In addition, a participant may not purchase more than 3,000 shares (or such other amount as determined by the committee) during any one offering period. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant.

Stock Purchase

The contributions of an employee will be credited to an account maintained on behalf of such employee by Fidelity Stock Plan Services LLC (or a successor appointed by the Board), as custodian under the Proposed Plan. As described above, we will sell shares directly to the custodian for employees’ accounts at a price equal to the lesser of 85% of the fair market value of Stock at the beginning of the offering period or 85% of fair market value of Stock at the end of the offering period.

Under either of the above methods, shares of Stock will be purchased on a given purchase date in the aggregate for all accounts under the Proposed Plan. Shares purchased will be credited to the accounts maintained by the custodian for each participant based upon the average cost of all shares purchased. No interest will be credited on payroll contributions pending investment in Stock. Dividends paid on Stock credited to participants’ accounts will be automatically reinvested in additional shares by the custodian through purchases directly from us. Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction (subject to applicable blackout periods). Participants’ rights under the Proposed Plan are nontransferable except pursuant to the laws of descent and distribution.

Enrollment Termination

A participant’s enrollment in the Proposed Plan may be terminated at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant’s employment by our company and its subsidiaries. Upon termination of enrollment, cash amounts resulting from previous payroll contributions will be repaid to the participant. The custodian will continue to hold Stock for the account of such a participant until the participant sells or withdraws the Stock. A participant may also reduce or eliminate future contributions for future payroll periods without terminating enrollment. In such case, previous payroll contributions held in the participant’s cash account will be used for the purchase of Stock at the next purchase date.

International Employees

It is our goal to permit our non-U.S. based employees to participate in the Proposed Plan under the same terms and conditions as our U.S. based employees. However, depending on the foreign jurisdiction and related compliance issues and requirements, achieving that goal may not always be possible. For that reason, the Board or the committee appointed by the Board has the authority under the Proposed Plan to create separate “subplans” for our non-U.S. based employees. If a subplan does not provide non-U.S. based employees the same rights and privileges offered to our U.S. based employees under the Proposed Plan, the subplan will be considered a separate stock purchase arrangement that is not intended to satisfy the requirements of Section 423 of the Code.

Proposed Plan Costs

We will pay costs and expenses incurred in the administration of the Proposed Plan and maintenance of accounts, and will pay brokerage fees and commissions for purchases. We will not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

Amendment and Termination

The Board of Directors may amend, alter, suspend, discontinue, or terminate the Proposed Plan without further stockholder approval, except stockholder approval must be obtained within one year after the such action if required by law or regulation or under the rules of any automated quotation system (such as the NYSE) or securities exchange on which the Stock is then quoted or listed, or if such stockholder approval is necessary in order for the Proposed Plan to continue to meet the requirements of Section 423 of the Code. The Proposed Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Proposed Plan is limited.

Federal Income Tax Consequences

We believe that under present law the following Federal income tax consequences would generally result under the Proposed Plan. Rights to purchase shares under the Proposed Plan are intended to constitute “options” issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code:

(1) No taxable income results to the participants upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Proposed Plan (although the amount of a participant’s payroll contributions under the Proposed Plan will be taxable as ordinary income to the participant).

(2) If the participant disposes of shares less than two years after the first day of a offering period with respect to which he or she purchased the shares, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant’s payroll deductions used to purchase the shares.

(3) If the participant holds the shares for at least two years after the first day of an offering period with respect to which he or she purchased the shares, at the time the participant disposes of the shares he or she will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant’s payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant’s payroll deductions used to purchase the shares.

(4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of Stock and the participant’s basis in the Stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

(5) If the statutory holding period described in (2) and (3) above is satisfied, we will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of Stock applicable to such participant. If such statutory holding period is not satisfied, we generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

The foregoing provides only a general description of the application of federal income tax laws to the Proposed Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

Vote Required

Adoption of the Proposed Plan requires approval by holders of a majority of the outstanding shares of our Stock who are present, or represented, and entitled to vote thereon, at the Annual Meeting of Stockholders. Abstentions are not treated as votes cast and, therefore, will have no effect on such proposal.

If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. In addition, your broker may elect not to exercise voting discretion with respect to routine matters that your broker could exercise discretion on if your broker is not given proper instructions. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

The Board of Directors unanimously recommends a vote FOR approval of the 2008 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has established policies and other procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. In May 2007, the Board adopted a written related party transaction policy and procedure (the “Related Party Transaction Policy”) formalizing these policies and procedures, which were previously evidenced by long standing principles adhered to by our Board that required a majority of the disinterested members of the Board (excluding directors who are employees of our company) to approve any transaction between our company and any related party.

The Related Party Transaction Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed

$50,000 in any calendar year, (2) our company is a participant, and (3) any “Related Party” has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which our company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of our company’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Nominating/Corporate Governance Committee is required to review and approve all Interested Transactions prior to entry into such transactions, subject to the exceptions described below. If advance committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Nominating/Corporate Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

The Nominating/Corporate Governance Committee has reviewed certain defined and limited categories of Interested Transactions and determined that each of such Interested Transactions will be deemed to be pre-approved or ratified (as applicable) by the committee under the terms of the Related Party Transaction Policy. In addition, the Board has delegated to the chairman of the Nominating/Corporate Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $50,000.

No director is allowed to participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director is required to provide all material information concerning the Interested Transaction to the Nominating/Corporate Governance Committee.

If an Interested Transaction will be ongoing, the Nominating/Corporate Governance Committee may establish guidelines for our company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the committee is required, on at least an annual basis, to review and assess ongoing relationships with the Related Party to see that they are in compliance with the committee’s guidelines and that the Interested Transaction remains appropriate.

We did not enter into any such Interested Transactions or any other related transactions in Fiscal 2007.

Norman Stout is the current Chairman of the Board of Directors and an executive officer of our company, and was a member of the Board at the time the Board approved the Credit Agreement with FP II in December 2007 (discussed on page 5 above). Mr. Stout also presently serves on the board of directors of Mitel Networks Corporation (“Mitel”). Mr. Stout served as CEO of Inter-Tel, Inc. at the time it was acquired by Mitel in August 2007, and continues to serve as CEO of Mitel US (Mitel’s U.S. division). Certain affiliates of FP II helped to finance a portion of Mitel’s acquisition of Inter-Tel, and were provided the right to nominate four members to the Mitel board of directors. Mr. Stout was nominated and appointed to the Mitel board of directors to fill one of those positions. Mr. Stout was serving as a director of Mitel at the time the Hypercom Board approved the Credit Agreement with FP II, and continues to serve on the Mitel board. Mr. Stout has no pecuniary interest in, and has not received compensation from, FP II or any affiliate thereof (other than Mitel) for serving on the Mitel board.

Mr. Stout disclosed to Hypercom’s Board the facts regarding his relationship to Francisco Partners prior to the Board authorizing the acquisition financing with FP II. The Board approved such funding after careful deliberation and consideration of alternative funding options. Mr. Stout abstained from the vote.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees Hypercom’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of Hypercom’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. As part of its review, the Audit Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, and not just the acceptability, of Hypercom’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Hypercom. As part of that discussion, the Audit Committee received the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits and quarterly reviews. The Audit Committee meets in person on a quarterly basis with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hypercom’s internal controls, and the overall quality of its financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Daniel Diethelm, Chairman
Ian Marsh
Phillip Riese

* The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Hypercom filing under the Securities Act or the Exchange Act, except to the extent that Hypercom specifically incorporates such report by reference therein.

INDEPENDENT AUDITOR

Representatives of Ernst & Young LLP (“Ernst & Young”), Hypercom’s independent registered public accounting firm for Fiscal 2007, are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions from stockholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as all fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Audit Committee Report.”

Fees Paid to Ernst & Young LLP

The following table shows the fees that were billed for the audit, audit-related, tax and other services provided by Ernst & Young for Fiscal 2007 and 2006.

	2007	2006

Audit Fees	$1,935,000	$1,805,000
Audit-Related Fees	117,000	30,000
Tax Fees	—	42,000
All Other Fees	—	54,000

Total	$2,052,000	$1,931,000

Audit Fees.  This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees.  This category includes fees associated with employee benefit plan audits, due diligence, accounting consultation and audits in connection with proposed or consummated acquisitions, and attestation services that are not required by statute or regulation.

Tax Fees.  This category includes fees associated with tax return preparation, tax advice and tax planning. There were no such tax fees in 2007.

All Other Fees.  This category includes fees for support and advisory services that are not audit, audit-related or tax services. There were no such other fees in 2007.

Audit Committee Pre-Approval of Audit and Non-Audit Services.  As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Ernst & Young. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually or as otherwise required by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification. All of the services provided by Ernst & Young described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by our Audit Committee.

RATIFICATION OF INDEPENDENT AUDITOR
(PROPOSAL NO. 3)

The Audit Committee has selected Ernst & Young as Hypercom’s independent auditor for fiscal year 2008, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise Hypercom’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Ernst & Young as Hypercom’s independent auditor for the current fiscal year. Abstentions are not treated as votes cast and, therefore, will have no effect on such proposal.

If you hold your shares in “street name” through a broker or other nominee and you do not give proper voting instructions, your broker or nominees may not exercise voting discretion with respect to any non-routine matters to be acted upon. In addition, your broker may elect not to exercise voting discretion with respect to routine matters that your broker could exercise discretion on if your broker is not given proper instructions. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

The Board of Directors unanimously recommends a vote FOR ratification of the independent auditor.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the 2009 Proxy Statement

Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in our proxy statement for the 2009 Annual Meeting of Stockholders should submit the proposal in writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053 before June 23, 2008 or 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260 after June 23, 2008. Generally, under SEC rules such notice would have to be received by December 31, 2008 in order to be considered for inclusion in the proxy statement.

Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Corporate Secretary not less than 90 days or more than 120 days before the anniversary date of the immediately preceding annual meeting. If we do not receive notice of a proposal within the time frame specified by our applicable advance notice provisions of our bylaws, such proposal will not be presented at the Annual Meeting.

Director Nominations or Other Business for Presentation at the 2009 Annual Meeting

Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the anniversary date of the immediately preceding annual meeting. The notice must set forth:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting (including the number of shares of stock of the corporation owned beneficially or of record by such stockholder and the nominee or nominees) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements or understandings between the stockholders and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board; and

•	The consent of each nominee to serve as a director of the corporation if so elected.

A nomination or other proposal may be disregarded if it does not comply with the above procedures and any additional requirements set forth in our bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement, as discussed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hypercom officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Hypercom maintains a compliance program to assist its officers and directors in making these filings. Based solely upon a review of such filings furnished to us, we believe that Hypercom’s executive officers, directors and beneficial owners of more than 10% of our common stock timely complied with their filing requirements for Fiscal 2007, except as follows: (i) William Keiper, former CEO, failed to timely file one report on Form 4 relative to one transaction; (ii) John Andrews, former Senior Vice President, Global Customer Service, failed to timely file one report on Form 4 relative to one transaction; and (iii) Neil Hudd, former Senior Vice President, Global Product Development and Marketing, failed to timely file one report on Form 4 relative to one transaction. All of the required reports were subsequently filed.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Hypercom stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. This practice is commonly known as “householding.” We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053 before June 23, 2008 or 8888 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260 after June 23, 2008, by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com or by phone at (602) 504-5000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

Douglas J. Reich
Corporate Secretary

April 30, 2008

APPENDIX A

HYPERCOM CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE DATE: July 1, 2008
APPROVED BY STOCKHOLDERS:          , 2008
TERMINATION DATE: July 1, 2018

ARTICLE 1

PURPOSE

1.1 GENERAL.  Hypercom Corporation (the “Company”) previously adopted the 1997 Employee Stock Purchase Plan (“Previous Plan”) to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. The Company would now like to replace the Previous Plan by adopting this Plan. It is the Company’s intention to have this Plan and the Options granted under the Plan satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code, although the Company makes no representations to maintain the qualified status of the Plan or the Options. In addition, Options that do not satisfy the requirements for employee stock purchase plans that are set forth under Section 423 of the Code may be granted under this Plan pursuant to the rules, procedures or sub-plans adopted by the Board for non-U.S. Eligible Employees.

ARTICLE 2

EFFECTIVE DATE AND EXPIRATION DATE

2.1 EFFECTIVE DATE.   The Plan is effective on July 1, 2008 (“Effective Date”). The Plan must be approved by the Company’s stockholders within 12 months after the Effective Date. Any Options granted before the Effective Date are expressly conditioned on stockholder approval and the Options are void if the Company’s stockholders do not approve the Plan within 12 months of the Effective Date.

2.2 EXPIRATION DATE.   Unless sooner terminated by the Board, the Plan will expire on, and no Option may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Options that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the Option Agreement.

ARTICLE 3

DEFINITIONS AND CONSTRUCTION

3.1 DEFINITIONS.   The following words and phrases shall have the following meanings:

(a) “Account” means a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing Shares under this Plan.

(b) “Applicable Laws” means all applicable laws, rules, regulations, and requirements, including but not limited to, U.S. State corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system of which the Shares are listed or quoted and the applicable laws, rules regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Committee of the Board appointed to administer the Plan pursuant to Article 4.

(f) “Common Stock” means the Company’s common stock.

(g) “Company” means Hypercom Corporation.

(h) “Designated Subsidiary” means a Subsidiary designated by the Committee from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees. The Committee may provide that the non U.S. Eligible Employees of any Designated Subsidiary shall only be eligible to participate in the Non-Section 423(b) Plan.

(i) “Eligible Compensation” means the Participant’s cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary, wages, bonuses and commissions, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Committee for all Eligible Employees. Eligible Compensation does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, stock-based compensation, expense reimbursements or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan, or any other welfare or retirement plan).

(j) “Eligible Employee” means any person, including an officer, who is regularly employed by the Company or any Designated Subsidiary except for those persons whose customary employment is less than 20 hours per week or for not more than five months in any calendar year (unless otherwise specified by the Committee).

(k) “Enrollment Period” means the period of time prescribed by the Committee during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or otherwise modified by the Committee from time to time.

(l) “Fair Market Value” means, as of any given date, the fair market value of Shares on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date will be the closing price for the Shares as reported on the New York Stock Exchange (or on any national securities exchange on which the Shares is then listed) for that date or, if no price is reported for that date, the closing price on the next preceding date for which such price was reported.

(m) “Maximum Offering” means the maximum number of Shares that may be issued to an Eligible Employee under the Plan during any given time period. Unless otherwise determined by the Committee, the Maximum Offering shall be 3,000 Shares during any single Offering Period.

(n) “Non-423(b) Plan” means the rules, procedures, or sub-plans, if any, adopted by the Committee as part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted to non-U.S. Eligible Employees.

(o) “Offering Date” means the first business day of each Offering Period as designated by the Committee.

(p) “Offering Period” means the period established in advance by the Committee during which payroll deductions are collected to purchase Shares pursuant to an offering made under this Plan. Unless otherwise established by the Committee prior to the start of an Offering Period, there will be four Offering Periods during a calendar year, the first beginning on each January 1 and ending on the last Trading Day in the following March, the second beginning on April 1 and ending on the last Trading Day in the following June, the third beginning on each July 1 and ending on the last Trading Day in the following September, and the fourth beginning on October 1 and ending on the last Trading Day in the following December.

(q) “Option” means the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

(r) “Outstanding Election” means a Participant’s then current election to purchase Shares in an Offering Period, or that part of an election that has not been cancelled prior to the close of business on the last day of an Offering Period or such other date as determined b the Committee.

(s) “Participant” means an Eligible Employee who has elected to participate in this Plan pursuant to Section 7.

(t) “Plan” means this Hypercom Corporation 2008 Employee Stock Purchase Plan, as may be amended.

(u) “Purchase Price Per Share” means the lesser of (i) 85% of the Fair Market Value of the Shares on the Offering Date, or (ii) 85% of the Fair Market Value of the Shares on the last day of the Offering Period.

(v) “Shares” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of this Plan shall be considered a Subsidiary commencing as of such date.

(x) “Termination of Employment” means the cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary. An Employee will not be deemed to have a Termination of Employment on account of sick leave, military leave or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statue or unless provide otherwise pursuant to formal policy adopted by the Committee.

(y) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE.  The Plan shall be administered by the Board or a committee appointed by the Board (“Committee”). If the Board does not appoint a Committee, references in this Plan to the Committee shall refer to the Board.

4.2 ACTION BY THE COMMITTEE.   A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved by unanimous written consent of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of this Plan.

4.3 AUTHORITY OF COMMITTEE.   Subject to any specific provision in the Plan, the Committee shall have the exclusive power, authority and responsibility for the day-to-day administration of this Plan, which, to the extent permitted by Applicable Laws, it may delegate to a sub-committee. Subject to the provisions of this Plan, the Committee shall have full authority, in its sole discretion to, take any actions it deems necessary or advisable for the administration of this Plan including but not limited to the power to:

(a) Interpret this Plan and adopt rules and regulations it deems appropriate to implement this Plan including amending any outstanding Options as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of this Plan;

(b) Establish the length and timing of Offering Periods;

(c) Establish minimum and maximum contribution rates;

(d) Establish new or changing existing limits on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period if such limits are announced prior to the beginning of an Offering Period;

(e) Adopt such rules or sub plans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in the Non-423(b) Plan or other subplans established by the Committee;

(f) Establish the exchange ratio applicable to amounts withheld in a currency other than U.S. Dollars and permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms; and

(g) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4 DECISIONS BINDING.   The Committee’s interpretation of the Plan, any Options granted pursuant to the Plan and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES.   Subject to adjustment provided in Article 11, the aggregate number of shares of Stock reserved and available for delivery under this Plan shall be the sum of the number available under the Previous Plan as of the Effective Date plus 300,000. If any Option granted under this Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again be available for issuance under this Plan.

5.2 EXHAUSTION OF SHARES.   If the number of Shares to be purchased by Participants on the last day of an Offering Period exceeds (i) the total number of Shares then available under this Plan, or (ii) the Maximum Offering, the Committee shall make a pro rata allocation of any Shares that may be issued under this Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Committee’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

5.3 APPLICABLE LAW RESTRICTION.   If the Committee determines that some or all of the Shares to be purchased by Participants as of the end of the Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Committee may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

5.4 STOCK DISTRIBUTED.   The Shares reserved for issuance under this Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

ARTICLE 6

GRANT OF OPTIONS

6.1 GRANT OF OPTION.   On each Offering Date, each Participant will automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with payroll deductions credited to the Participant’s Account during the Offering Period.

6.2 LIMIT ON NUMBER OF SHARES PURCHASED.   Any provision of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-423 Plan, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Shares (determined on an annualized basis at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

6.3 5% OWNER AND OTHER LIMITS.   Any provision of the Plan to the contrary notwithstanding, no Participant shall be granted an Option to purchase Shares under this Plan if the Participant (or any other person whose stock would be attributed to the Participant under Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase Shares possessing 5% or more of the total combined voting power or value of all classes of Shares or any of its Subsidiaries. The Committee may also determine, as to any Offering Period, that the offer will not be extended to highly compensated Eligible Employees, within the meaning of Code Section 414(q).

ARTICLE 7

PARTICIPATION AND ENROLLMENT

7.1 PARTICIPATION.   An Eligible Employee may become a Participant for an Offering Period by completing the prescribed enrollment form and submitting such form to the Company (or the Company’s designee), or by following an electronic or other enrollment process as prescribed by the Committee, during the Enrollment Period prior to the beginning of an Offering Period to which it relates. Such enrollment form shall contain the payroll deduction authorization described in Article 8. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment form and all subsequent Offering Periods until it is terminated, it is modified by filing another enrollment form in accordance with this Section 7.2 or an election is made to decrease payroll deductions in accordance with Section 8.4 or until the Participant’s employment terminates or the Participant is otherwise ineligible to participate in this Plan.

7.2 AUTOMATIC RE-ENROLLMENT.   Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deduction in effect on the last Trading Day of the prior Offering Period, unless the Participant has elected to withdraw from the Plan in accordance with Section 9.1, the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Committee may require the current Participants to complete and submit a new enrollment form at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

ARTICLE 8

PAYROLL DEDUCTIONS

8.1 GENERAL.   Each Participant’s enrollment form shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between 2% and 10% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of Shares under the Plan.

8.2 COMMENCEMENT.   Payroll deductions shall begin on the Offering Date of the first Offering Period to which the enrollment form relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Article 7. Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to the offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Committee.

8.3 INSUFFICIENT PAYROLL DEDUCTIONS.   If, in any Offering Period, a Participant has no Eligible Compensation or his or her Eligible Compensation is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

8.4 CHANGES IN PAYROLL DEDUCTIONS.   A Participant may elect to decrease but not increase the rate of his or her payroll deductions during an Offering Period by submitting the prescribed form to the Company (or the Company’s designee) at any time prior to the last day of the Offering Period. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section 7.2 unless the Participant submits a new enrollment agreement for a later Offering Period, the Participants elects to decrease his or her payroll deductions, the Participants elects to withdraw from the Plan in accordance with Section 9.1 or the Participant is withdrawn from the Plan in accordance with Section 9.2 or is otherwise ineligible to participate in the Plan. A Participant may only increase his or her rate of payroll deductions to be effective for the next Offering Period by completing and filing with the Company a new enrollment agreement authorizing the payroll deductions.

8.5 COMPANY ADJUSTMENTS OF PAYROLL DEDUCTIONS.   Notwithstanding the foregoing, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations described in Article 6. Payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment starting with the first Offering Period that begins in the next calendar year (or such other time as is determined by the Committee) unless the Participant withdraws in accordance with Article 9, is withdrawn from the Plan in accordance with Article 9.2 or is otherwise ineligible to participate in the Plan.

ARTICLE 9

WITHDRAWALS FROM OFFERING PERIOD

9.1 VOLUNTARY WITHDRAWAL.   An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Committee or, if no such date is specified, the last Trading Day of such Offering Period, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If a Participant withdraws from an Offering Period, the Participant’s Option for the Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period is irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment agreement in accordance with Article 7.

9.2 TERMINATION OF EMPLOYMENT.   In the event of a Participant’s Termination of Service, any outstanding Option held by the Participant shall immediately terminate, the Participant shall be withdrawn from the Plan and the Participant shall receive a refund of the amount then credited to the Participant’s Account.

9.3 DEATH.   If a Participant dies, any outstanding Option held by the Participant shall immediately terminate and the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator or other legal representative of the Participant’s estate or, if the Committee permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before the Participant’s death.

ARTICLE 10

STOCK PURCHASES

10.1 GENERAL.   On the last Trading Day of each Offering Period, the Committee shall cause the amount credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Articles 5 and 6. In no event may Shares be purchased pursuant to an Option more than 27 months after the Offering Date of such Option. The amount applied to purchase Shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts remaining credited to the Participant’s Account on the last Trading Day of the Offering Period shall be retained in the Participant’s Account and rolled forward to the next Offering Period.

10.2 INTEREST ON PAYMENTS.   No interest shall be paid on sums withheld from a Participant’s pay for the purchase of Shares under this Plan unless otherwise determined by the Committee to be necessary for Participants in the Non-423 Plan.

10.3 RIGHTS AS STOCKHOLDER.   A Participant will not be a stockholder with respect to Shares subject to the Participant’s Option granted under the Plan until the Shares are purchased pursuant to the Options and the Shares are transferred into the Participant’s name on the Company’s books and records.

10.4 OPTIONS NOT TRANSFERABLE.   A Participant’s Option under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section 10.4, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 ADJUSTMENTS.   Subject to Section 11.2, upon (or, as may be necessary to effect the adjustment, immediately before) any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split, any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock, or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, then the Committee shall equitably and proportionately adjust:

(a) the number and type of Shares of Common Stock (or other securities) that may be made the subject of Options (including the specific Share limits, maximums and numbers of Shares set forth elsewhere in the Plan);

(b) the number, amount and type of Shares of Common Stock (or other securities or property) subject to any outstanding Options;

(c) the Purchase Price Per Share of any outstanding Options; and/or

(d) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then outstanding Options.

It is intended that any adjustments contemplated above be made in a manner that satisfies applicable legal, tax (including but not limited to Sections 424 and 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements.

11.2 MERGER OR LIQUIDATION OF THE COMPANY.   If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or if the Company is liquidated, then all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation (deemed the end of the Offering Period in such case) by causing all amounts credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations under Articles 5 and 6.

11.3 ACQUISITIONS OR DISPOSITIONS.   The Committee may, in its discretion and in accordance with the principles under Section 423 of the Code, create special Offering Periods for individuals who become Eligible

Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 12

AMENDMENT AND TERMINATION

12.1 AMENDMENT AND TERMINATION.   The Board may from time to time amend or terminate the Plan in any manner it deems necessary or advisable; provided, however, no such action of the Board shall be effective without the approval of the Company’s stockholders if such approval is required by Applicable Laws. Upon termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

12.2 OPTIONS PREVIOUSLY GRANTED.   No amendment or termination of the Plan shall adversely affect any Option previously granted under the Plan, unless required by Applicable Law.

ARTICLE 13

GENERAL PROVISIONS

13.1 NO RIGHT TO EMPLOYMENT.   Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Designated Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Designated Subsidiary.

13.2 APPLICATION OF FUNDS.   All funds received by the Company in payment for Shares under this Plan and held by the Company at any time may be used for any valid corporate purpose.

13.3 EXPENSES.   The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

13.4 TITLES AND HEADINGS.   The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.5 FRACTIONAL SHARES.   No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

13.6 GOVERNMENT AND OTHER REGULATIONS.   This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees will be subject to all Applicable Laws. Additionally, the granting and exercising of Options hereunder shall be subject to all Applicable Laws of the country in which employees of the Company or a Subsidiary who are nonresident aliens and who are eligible to participate in the Plan reside. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Options until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, or the laws of any country in which employees of the Company or a Subsidiary who are nonresident aliens and who are eligible to participate in the Plan reside, or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with Applicable Laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

13.7 GOVERNING LAW.   The Plan shall be construed in accordance with and governed by the laws of the State of Arizona.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/HPRC

• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors: 01 - Daniel D. Deithelm 02 - Norman Stout 03 - Phillippe Tartavull	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	APPROVAL OF 2008 EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐	3.	RATIFICATION OF INDEPENDENT AUDITORS	☐	☐	☐

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY BE PRESENTED AT THE MEETING.

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 8 0 7 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>           00WIMA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — HYPERCOM CORPORATION

ANNUAL MEETING OF STOCKHOLDERS – June 5, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Norman Stout and Douglas J. Reich, and each of them, proxies, with power of substitution, acting unanimously and voting, or if only one is present and voting then that one, to vote the shares of common stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Hypercom Corporation Headquarters, 2851 West Kathleen Road, Phoenix, Arizona 85053, on Thursday, June 5, 2008, at 9:00 am, Phoenix, Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.
IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.
Please mark, sign and date the reverse side and return the proxy card promptly using the enclosed envelope.